UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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PILGRIM'S PRIDE CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pilgrim's Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 2, 2014

     The annual meeting of stockholders of Pilgrim's Pride Corporation will be held at Pilgrim's Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Friday, May 2, 2014, at 8:00 a.m., local time, to consider and vote on the following matters:

1.	To elect Gilberto Tomazoni, Joesley Mendonça Batista, Wesley Mendonça Batista, William W. Lovette, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior as the six JBS Directors for the ensuing year;

2.	To elect David E. Bell, Michael L. Cooper, and Charles Macaluso as the three Equity Directors for the ensuing year;

3.	To conduct a stockholder advisory vote on executive compensation;

4.	To approve the terms of the performance goals established for the Pilgrim's Pride Corporation Short-Term Incentive Plan;

5.	To approve the terms of the performance goals established for the Pilgrim's Pride Corporation Long Term Incentive Plan;

6.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014; and

7.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     No other matters are expected to be voted on at the annual meeting.

     The Board of Directors has fixed the close of business on March 14, 2014, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. If you owned shares of our common stock at the close of business on that date, you are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote at your earliest convenience. Most stockholders have three options for submitting their votes prior to the meeting:

(1)	via the internet;

(2)	by phone; or

(3)	by mail.

     Please refer to the specific instructions set forth on the enclosed proxy card.

     Admission to the annual meeting will be limited to our stockholders, proxy holders and invited guests. If you are a stockholder of record, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement.

WILLIAM W. LOVETTE
Greeley, Colorado	President and
March 31, 2014	Chief Executive Officer

YOUR VOTE IS IMPORTANT!

PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY OR VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2014: The Proxy Statement and the 2013 Annual Report on Form 10-K are available at www.envisionreports.com/PPC. Enter the 12-digit control number located on the proxy card and click “View Stockholder Material.”

	TABLE OF CONTENTS

General Information		1
Proposal 1.	Election of JBS Directors	7
Proposal 2.	Election of Equity Directors	9
Proposal 3.	Advisory Vote on Executive Compensation	11
Proposal 4.	Approval of the Terms of the Performance Goals Established for the Short-Term Management Incentive Plan	12
Proposal 5.	Approval of the Terms of the Performance Goals Established for the Long Term Incentive Plan	15
Corporate Governance		18
Report of the Compensation Committee		21
Compensation Discussion and Analysis		22
Executive Compensation		33
2013 Director Compensation Table		44
Related Party Transactions		45
Independent Registered Public Accounting Firm Fee Information		46
Report of the Audit Committee		48
Proposal 6.	Ratification of the Appointment of Independent Registered Public Accounting Firm	49
Security Ownership Table		50
Equity Compensation Plan Information		51
Section 16(a) Beneficial Ownership Reporting Compliance		51
Householding of Stockholder Materials		51
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 2, 2014		51
Other Business		52

Pilgrim's Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive this proxy statement?

     The Board of Directors (the “Board of Directors” or the “Board”) of Pilgrim's Pride Corporation is soliciting stockholder proxies for use at our annual meeting of stockholders to be held at the Pilgrim's Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Friday, May 2, 2014, at 8:00 a.m., local time, and any adjournments thereof (the “Annual Meeting” or the “meeting”). This proxy statement, the accompanying proxy card and the annual report to stockholders of Pilgrim's Pride Corporation are being mailed on or about March 31, 2014. Throughout this proxy statement, we will refer to Pilgrim's Pride Corporation as “Pilgrim's Pride,” “Pilgrim's,” “PPC,” “we,” “us” or the “Company.”

What is the record date for the Annual Meeting and why is it important?

     The Board of Directors has fixed March 14, 2014 as the record date for determining stockholders who are entitled to vote at the Annual Meeting (the “Record Date”). At the close of business on the Record Date, Pilgrim's Pride had 259,029,033 shares of common stock, par value $0.01 per share, issued and outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

     Most stockholders of Pilgrim's Pride hold their shares through a broker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

     Stockholders of Record: If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote in person at the meeting.

     Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered a beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your broker on how to vote your shares, and you are also invited to attend the meeting. Since you are not a stockholder of record, however, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.

What is a proxy?

     A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by the Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.

What if I receive more than one proxy card?

     You will receive multiple proxy cards if you hold shares of our common stock in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in “street name” (i.e., by a broker, bank or other nominee), you will receive your proxy card or voting information from your nominee, and you must return your voting instructions to that nominee. You should complete, sign and return each proxy card you receive or submit your voting instructions for each proxy card.

What are the voting rights of the common stock?

     Each holder of record of our common stock on the Record Date is entitled to cast one vote per share on each matter presented at the meeting.

What are the two categories of Directors?

     The Company's Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for six JBS Directors and three Equity Directors.

     JBS Directors are the six Directors designated as JBS Directors pursuant to the terms of the Company's Certificate of Incorporation or their successors nominated or appointed by the JBS Nominating Committee. The current JBS Directors are Gilberto Tomazoni, Joesley Mendonça Batista, Wesley Mendonça Batista, William W. Lovette, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior.

     Equity Directors are the three Directors designated as Equity Directors pursuant to the terms of the Company's Certificate of Incorporation or their successors nominated or appointed by the Equity Nominating Committee or any stockholders other than JBS USA Holdings, Inc. ("JBS USA") and its affiliates (“Minority Investors”). The current Equity Directors are David E. Bell, Michael L. Cooper, and Charles Macaluso.

What are the differences between the categories of Directors?

     All of our Directors serve coequal one-year terms. However, only JBS Directors can serve as members of the JBS Nominating Committee, and only Equity Directors can serve as members of the Equity Nominating Committee.

     The stockholders agreement between us and JBS USA dated December 28, 2009 (as amended, the "JBS Stockholders Agreement") requires JBS USA and its affiliates to vote all of Pilgrim's Pride common stock that they hold in the same manner as the shares held by all Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of the election of Equity Directors.

     With respect to all other matters submitted to a vote of holders of common stock, including the election or removal of any JBS Directors, JBS USA and its affiliates may vote shares of common stock held by them at their sole and absolute discretion.

What is the “Say on Pay” Vote?

     With Proposal 3, the Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.

Why are approvals required for the Short-Term Management Incentive Plan and the Long Term Incentive Plan?

     The Board is submitting Proposals 4 and 5 relating to the Short-Term Management Incentive Plan and the Long Term Incentive Plan for the stockholders to ratify and approve the material terms of the performance goals under those plans, which were last approved in 2009. Stockholder approval of the material terms of the performance goals under these plans permits the Company to have the opportunity to deduct, for federal income tax purposes, certain performance-based compensation over $1,000,000 paid to certain of the Company’s officers under the plans. The material terms of the performance goals for the awards under the plans must be disclosed to, and approved by, the stockholders every five years to permit the Company to deduct fully for tax purposes the incentive awards paid under the plans.

How do I vote my shares?

     If you are a “stockholder of record,” you have several choices. You can vote your proxy:

  by completing, dating, signing and mailing the enclosed proxy card;

  over the telephone; or

  via the internet.

     Please refer to the specific instructions set forth on the enclosed proxy card.

     If you hold your shares in “street name,” your broker, bank or nominee will provide you with materials and instructions for voting your shares.

     If you are a current or former employee of Pilgrim's Pride who holds shares in either the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan, your vote serves as a voting instruction to the trustee for this plan. To be timely, if you vote your shares in the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan by telephone or Internet, your vote must be received by 1:00 a.m., Eastern Time, on April 30, 2014. If you do not vote by telephone or Internet, please return your proxy card as soon as possible. If you vote in a timely manner, the trustee will vote the shares as you have directed. If you do not vote, or if you do not vote in a timely manner, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.

What are the Board's recommendations on how I should vote my shares?

     The Board recommends that you vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of all three nominees for Equity Director.

Proposal 3:	FOR the approval of the advisory vote on executive compensation.

Proposal 4:	FOR the approval of the terms of the performance goals established for the Short-Term Management Incentive Plan.

Proposal 5:	FOR the approval of the terms of the performance goals established for the Long Term Incentive Plan.

Proposal 6:	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014.

What are my choices when voting?

With respect to:

Proposal 1:	You may either (i) vote “FOR” the election of all JBS Director nominees as a group; (ii) withhold your vote on all JBS Director nominees as a group; or (iii) vote “FOR” the election of all JBS Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 2:	You may either (i) vote “FOR” the election of all Equity Director nominees as a group; (ii) withhold your vote on all Equity Director nominees as a group; or (iii) vote “FOR” the election of all Equity Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 3:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 4:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 5:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 6:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

How will my shares be voted if I do not specify my voting instructions?

     If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of all three nominees for Equity Director.

Proposal 3:	FOR the approval of the advisory vote on executive compensation.

Proposal 4:	FOR the approval of the terms of the performance goals established for the Short-Term Management Incentive Plan.

Proposal 5:	FOR the approval of the terms of the performance goals established for the Long Term Incentive Plan.

Proposal 6:	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014.

     If you are a current or former employee of Pilgrim's Pride who holds shares through the Pilgrim's Pride Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan you will be given the opportunity to provide instruction to the trustee with respect to how to vote your shares. Any shares for which instructions are not received (i) shall be voted by the trustee in accordance with instructions provided by Pilgrim's Pride with respect to shares held under the Pilgrim's Pride Retirement Savings Plan and (ii) will not be voted with respect to shares held under the To-Ricos Employee Savings and Retirement Plan.

What is a quorum?

     A “quorum” is necessary to hold the meeting. A quorum consists of a majority of the voting power of our common stock issued and outstanding and entitled to vote at the meeting, including the voting power that is present in person or by proxy. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. If a quorum is not represented in person or by proxy at the meeting or any adjourned meeting, the chairman of the meeting may postpone the meeting from time to time until a quorum will be represented. At any adjourned meeting at which a quorum is represented, any business may be transacted that might have been transacted at the meeting as originally called. JBS USA owned or controlled over 50% of the voting power of our outstanding common stock on the Record Date. Therefore, JBS USA will be able to assure a quorum is present.

What vote is required to approve the proposals for the election of the JBS Directors and the Equity Directors?

     Directors will be elected by a plurality of the voting power of our common stock present in person or represented by proxy and entitled to vote at the meeting. This means that the director who receives the most votes will be elected.

     Because JBS USA owned or controlled over 50% of the voting power of our outstanding common stock on the Record Date, it will be able to elect all of the nominees for JBS Directors and, with certain exceptions, determine the outcome of all other matters presented to a vote of the stockholders. The JBS Stockholders Agreement, however, requires JBS USA and its affiliates to vote all of Pilgrim's Pride common stock owned by them in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of Proposal 2.

What Vote is Required for Advisory Approval of Executive Compensation?

     With regard to Proposal 3, the stockholder advisory vote on executive compensation, the results of this vote are not binding on the Board, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present in person or represented by proxy and eligible to vote at the Annual Meeting.

What Vote is Required for Approval of the Performance Goals Established Under the Short-Term Management Incentive Plan?

     The affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the material terms of the performance goals established under the Pilgrim’s Pride Corporation Short-Term Management Incentive Plan. An affirmative vote by a stockholder shall also be deemed to be approval of the material terms of the performance goals under the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

What Vote is Required for Approval of the Performance Goals Established Under the Long Term Incentive Plan?

     The affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the material terms of the performance goals established under the Pilgrim’s Pride Corporation Long Term Incentive Plan. An affirmative vote by a stockholder shall also be deemed to be approval of the material terms of the performance goals under the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

What vote is required for the appointment of KPMG LLP and to approve any other item of business to be voted upon at the meeting?

     The affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm and to approve any other item of business to be voted upon at the meeting.

     With respect to approval of any other item of business to be voted upon at the meeting, including the election or removal of any JBS Directors, JBS USA and its affiliates may vote shares of Pilgrim's Pride common stock held by them at their sole and absolute discretion.

How are abstentions and broker non-votes treated?

     Abstentions from voting on any matter will be counted in the tally of votes. Abstentions will have no effect on the election of Directors. However, an abstention will have the same effect as a vote against any other proposals.

     A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. A broker non-vote will be deemed “present” at the Annual Meeting and will be counted for purposes of determining whether a quorum exists. Under the rules that govern brokers who are voting with respect to shares held by them in street name, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the appointment of an independent registered public accounting firm, submitted to the stockholders in Proposal 6. Non-routine matters include the election of Directors, the advisory vote on executive compensation, the approval of the terms of the performance goals established under the Pilgrim’s Pride Corporation Short-Term Management Incentive Plan, and the approval of the terms of the performance goals established under the Pilgrim’s Pride Corporation Long Term Incentive Plan, submitted to stockholders in Proposal 1, Proposal 2, Proposal 3, Proposal 4 and Proposal 5. With regard to Proposal 1, Proposal 2, Proposal 3, Proposal 4 and Proposal 5 brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on those proposals. Consequently, broker non-votes will have no effect on the elections of Directors or the advisory vote on executive compensation and will have the same effect as a vote against any other proposals.

We urge you to vote on ALL voting items.

Can I change my vote after I have mailed in my proxy card?

     Yes. You may revoke your proxy by doing one of the following:

  by sending to the Secretary of the Company a written notice of revocation that is received prior to the meeting;

  by submitting a new proxy card bearing a later date to the Secretary of the Company so that it is received prior to the meeting; or

  by attending the meeting and voting your shares in person.

Who will pay the cost of this proxy solicitation?

     We will pay the cost of preparing, printing and mailing this proxy statement and of soliciting proxies. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of our common stock and will reimburse these parties for their reasonable and customary charges or expenses.

Is this proxy statement the only way that proxies are being solicited?

     No. In addition to mailing these proxy materials, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Stockholder Proposals for 2015 Annual Meeting

     We currently expect that our 2015 Annual Meeting of Stockholders will be held on Friday, May 1, 2015. Our bylaws state that a stockholder must have given our Secretary written notice, at our principal executive offices, of the stockholder's intent to present a proposal (including nominations of Directors) at the 2015 Annual Meeting by January 1, 2015, but not before August 4, 2014. Additionally, in order for stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered for inclusion in the proxy materials for the 2015 Annual Meeting, they must be received by our Secretary at our principal executive offices no later than the close of business on December 1, 2014.

PROPOSAL 1. ELECTION OF JBS DIRECTORS

     Subject to limited exceptions, our Certificate of Incorporation specifies that the Board of Directors will consist of nine members. Our Board currently has nine members. Proxies cannot be voted for a greater number of persons than the nine nominees named.

     Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes six JBS Directors, including the Chairman of the Board, who are designated by the JBS Nominating Committee.

     At the Annual Meeting, nine Directors, including six JBS Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the six nominees named below. If any JBS Director nominee becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the JBS Nominating Committee. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees for JBS Directors

     Gilberto Tomazoni, 55, currently serves as Chairman of the Board of Pilgrim’s Pride Corporation, having been appointed in July 2013. Beginning in 2013, Mr. Tomazoni also served as president of the Global Poultry Division of JBS S.A. Before joining JBS S.A., Mr. Tomazoni spent four years with Bunge Alimentos S.A. as Vice President of Foods and Ingredients. Prior to that, Mr. Tomazoni served 27 years with Sadia S.A., a leading provider of both frozen and refrigerated food products in Brazil, in various roles, including Chief Executive Officer from 2004 to 2009. He earned an M.A. degree in management development in 1991 from Fundação de Ensino do Desenvolvimento and a B.Sc. degree in mechanical engineering in 1982 from the Universidade Federal de Santa Catarina. Mr. Tomazoni has served as a board member of Brazil Fast Food Corporation since 2009, a member of the International Advisory Council for Fundação Dom Cabral since 2009 and a member of the Chamber of Commerce, Industry and Tourism-Brazil/Russia since 2008.

     Mr. Tomazoni brings over 30 years of diverse poultry, protein, and food industry experience to the Company. Mr. Tomazoni’s extensive experience and education in the global poultry industry provides invaluable direction to the Company’s strategies domestically and in international markets. As Chairman of the Board, Mr. Tomazoni has direct oversight of Pilgrim's strategy and operations.

     Joesley Mendonça Batista, 42, is currently the President of the Board of Directors of JBS S.A. and served as the Chief Executive Officer of JBS S.A. from March 2006 until January 2011. Mr. Batista has served as a Director of the Company since December 2009. Mr. Batista has served in various capacities at JBS S.A. since 1988. Mr. Batista is the brother of Wesley Mendonça Batista, a Director of the Company, and José Batista Júnior, a Director of JBS S.A., and the son of José Batista Sobrinho, the founder of JBS S.A. and a member of its Board of Directors.

     Mr. Batista has worked in the protein industry for over 20 years, rising to the post of President and Chief Executive Officer of JBS S.A from March 2006 until January 2011. During his tenure as President and CEO, JBS S.A. expanded dramatically in the United States, acquiring Swift & Company in 2007, Smithfield Beef Group and Five Rivers Ranch Cattle Feeding in 2008, and a 64% interest in the Company in 2009. Mr. Batista brings to the Board significant leadership, sales and marketing, industry, technical, and global experience in the protein industry.

     Wesley Mendonça Batista, 43, has served as a Director of the Board of Pilgrim's Pride Corporation since December 2009 and served as Chairman of the Board of Pilgrim's Pride Corporation from December 2009 until July 2013. Mr. Batista became President and Chief Executive Officer of JBS S.A. in February 2011. Mr. Batista previously served as President and Chief Executive Officer of JBS USA from July 2007 until January 2011. Mr. Batista also serves as Chairman of the Board of JBS USA and is the Vice President of JBS S.A.'s Board of Directors. Mr. Batista has served in various capacities at JBS S.A. since 1987. Mr. Batista is the brother of Joesley Mendonça Batista, Chairman of the Board of JBS S.A., and José Batista Júnior, a Director of JBS S.A., and is the son of José Batista Sobrinho, the founder of JBS S.A. and a member of its Board of Directors.

     Mr. Batista brings to the Board of Pilgrim's Pride significant senior leadership and industry experience. Mr. Batista has long been one of the most respected executives in Brazil's protein industry, and his reputation is now firmly established worldwide. Mr. Batista grew up in the protein industry, and it is his strategic insight and entrepreneurial spirit that has facilitated the growth of JBS S.A. through numerous acquisitions, expanding its reach across the globe.

     William W. Lovette, 54, joined Pilgrim's Pride as President and Chief Executive Officer on January 3, 2011. He brings more than 30 years of industry leadership experience to Pilgrim's. He previously served as President and Chief Operating Officer of Case Foods, Inc. from October 2008 to December 2010. Before joining Case Foods, Inc., Mr. Lovette spent 25 years with Tyson Foods Inc. in various roles in senior management, including President of its International Business Unit, President of its Foodservice Business Unit and Senior Group Vice President of Poultry and Prepared Foods. Mr. Lovette earned a B.S. degree from Texas A&M University. In addition, he is a graduate of Harvard Business School's Advanced Management Program.

     Mr. Lovette brings invaluable industry-specific experience to the Board, having worked in the poultry industry his entire life. Mr. Lovette grew up in a family poultry business, which became the Holly Farms Corporation. Through his formative years, he worked in virtually all aspects of the business including farm labor and management on his family's broiler farm, catching chickens, working in all areas of a processing plant during summers, working as a customer service representative and as a trading floor clerk on the Chicago Board of Trade. Mr. Lovette's experience learned over a lifetime in the industry enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.

     Marcus Vinicius Pratini de Moraes, 74, has served as a Director since December 2009. He is currently President of the Business Strategy Committee of JBS Friboi, Vice Chairman of the Board of COSAN Ltd., a member of the Board of COSCEX - Superior Council of Foreign Trade at FIESP (Foreign Trade Board of the Federation of Industries of the State of Sao Paulo), and Director of DEAGRO Division - Agrobusiness Department for Products of Animal Origin at FIESP (Foreign Trade Board of the Federation of Industries of the State of Sao Paulo). Dr. Pratini de Moraes was a former Chairman of the Advisory Board of Solvay and Cie., Brazil, former Chairman of the Brazilian Chapter of CEAL (Business Council of Latin America), and a former member of the Advisory Council of BM&F (Brazilian Mercantile & Futures Exchange). Dr. Pratini de Moraes was a member of the Supervisory Board of ABN AMRO Bank from 2003 to 2007. He also had a long career in Brazil's public sector.

     Dr. Pratini de Moraes brings to the Board of Directors continuing experience in dealing with foreign governments and substantial expertise in matters affecting international commerce. Dr. Pratini de Moraes has served in various roles in Brazilian government including, but not limited to, the Deputy Minister of Planning, the Minister of Industry and Trade, a Congressman, the Minister of Mines and Energy and the Minister of Agriculture, Livestock and Food Supply. Additionally, as a director for other multinational companies, Dr. Pratini de Moraes also provides cross-board experience.

     Wallim Cruz De Vasconcellos Junior, 56, has served as a Director since December 2009. He has served as a Partner of Iposeira Partners Ltd, a provider of advisory services for mergers and acquisitions and restructuring transactions, since 2003. Mr. Vasconcellos served as a Consultant to IFC/World Bank from 2003 to 2008. He is currently a Member of the Board of Santos Brasil S.A. and served as a Member of the Board of Cremer S.A. from 2006 to 2008.

     Regarded as one of Brazil's preeminent business strategists, Mr. Vasconcellos brings to the Board real-time experience in the areas of mergers and acquisitions, capital markets, finance, and restructurings, and offers unique insights into global market strategies. In addition, Mr. Vasconcellos' experience working on behalf of public financial institutions enables him to provide perspective and oversight with regard to the Company's financial strategies.

     The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as JBS Directors. Proxies will be so voted unless stockholders specify otherwise or withhold authority to vote.

PROPOSAL 2. ELECTION OF EQUITY DIRECTORS

     Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes three members designated by the Equity Nominating Committee, which we refer to as our Equity Directors.

     The JBS Stockholders Agreement requires JBS USA and its affiliates to vote all of the Pilgrim's Pride common stock that they hold in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of this Proposal 2.

     At the Annual Meeting, nine Directors, including three Equity Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the three nominees named below. If any of the nominees for Equity Director becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Equity Nominating Committee.

Nominees for Equity Director

     David E. Bell, 64, has served as a Director since July 2012. Mr. Bell has expertise in a number of areas including risk management, marketing and agribusiness. He is currently the George M. Moffett Professor of Agriculture and Business at Harvard Business School. At Harvard Business School he leads the annual agribusiness executive seminar and has been chairman of the school's marketing faculty and Senior Associate Dean with responsibility for faculty recruiting. He has degrees from Oxford and the Massachusetts Institute of Technology.

     Dr. Bell, with his 35 years on the faculty of Harvard Business School, has significant experience in marketing, retailing, risk management and economics. He studies all aspects of the food chain, from farming to distribution to trends in consumer eating habits, which provides valuable insights to the Board.

     Michael L. Cooper, 64, has served as a Director since December 2009. He is the Executive Vice President, Managing Partner, Chief Financial Officer and a Director of Kincannon & Reed, an executive search firm for the food and agribusiness sectors, where he has been employed since July 2004. He also currently serves on the National Chicken Council's Allied Leader Board. From September 2002 to July 2004, Mr. Cooper served as the Chief Executive Officer of Meyer Natural Angus. From January 1996 to July 2002, Mr. Cooper was employed by Perdue Farms, Inc., where he served in various roles, including as President, Retail Products, from February 2000 to July 2002, and as Senior Vice President and Chief Financial Officer from January 1996 through February 2000. From August 1992 to January 1996, he served as Vice President, Chief Financial Officer, Secretary and Treasurer of Rocco Enterprises. Mr. Cooper also served in various senior financial roles with Dial Corporation over a 14 year career with that company.

     Mr. Cooper brings to the Board significant senior leadership, management, operational, financial, and brand management experience. His extensive poultry industry experience enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.

     Charles Macaluso, 70, has served as a Director since December 2009. He has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts since 1998. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership, focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following public companies: Global Power Equipment Group Inc., where he is also Chairman of the Board and a member of the audit committee; and Darling International, where he is also Lead Director. He also serves as a Chairman of the Board of three private companies. Mr. Macaluso previously served as a director of Global Crossing Ltd., where he was also a member of the audit committee.

     Mr. Macaluso brings fundamental expertise to our Board in the areas of operational assessment, strategic planning, crisis management, and turnaround advisory services, which expertise supports the Board's efforts in overseeing and advising on strategy and financial matters. In addition, Mr. Macaluso brings to the Board substantial cross-board expertise due to his tenure on a number of public and private company boards and committees.

     The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as Equity Directors. Proxies will be so voted unless stockholders specify otherwise or withhold authority vote.

PROPOSAL 3. APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

     The Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers as required by Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.

     The "Say-on-Pay" vote is advisory and thus not binding on the Compensation Committee or the Board. The advisory vote will not affect any compensation already paid or awarded to any Named Executive Officer and will not overrule any decisions by the Compensation Committee or the Board. The Board values the opinions of the Company's stockholders as expressed through their votes and other communications. Although the vote is non-binding, the Compensation Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future decisions regarding executive compensation programs.

     At the annual meeting of our stockholders held on May 3, 2013, only 0.31% of the votes present (excludes abstentions and broker non-votes) voted against the 2012 “Say-on-Pay” proposal related to Named Executive Officers. The Compensation Committee believes that this stockholder vote indicates strong support for our executive compensation program.

     We design our executive compensation programs to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement. In the CD&A, we have provided stockholders with a description of our compensation programs, including the principles and policies underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered. The Board believes that the policies and practices described in the CD&A are effective in achieving the Company's goals. In furtherance of these goals, among other things, our compensation programs have been designed so that a significant portion of each executive's total compensation is tied not only to how well he performs individually, but also, where applicable, is “at risk” based on how well the Company performs relative to applicable financial objectives. We also believe that equity incentives are aligned with our core objectives of aligning the long-term interests of our executives with those of our stockholders, attracting and retaining key leaders, and rewarding sustained performance and leadership excellence. In addition, equity incentives are often necessary to induce highly qualified individuals, such as William W. Lovette, to join the Company. Accordingly, the Board recommends that you vote in favor of the following resolution:

     “RESOLVED, that the compensation of the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED in a non-binding vote.”

     The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present in person or represented by proxy and eligible to vote at the Annual Meeting.

     The Company's current policy is to provide stockholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2015 annual meeting of stockholders.

     The Board of Directors recommends that you vote “FOR” the approval of the advisory vote on executive compensation. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 4: APPROVAL AND RATIFICATION OF THE TERMS OF THE PERFORMANCE GOALS
ESTABLISHED FOR THE PILGRIM’S PRIDE CORPORATION SHORT-TERM MANAGEMENT
INCENTIVE PLAN

     Effective September 15, 2009, the Company’s Board of Directors approved the Pilgrim’s Pride Corporation Short-Term Management Incentive Plan (the “STIP”) and the terms of the performance goals established thereunder. The STIP was approved by the stockholders of the Company on December 1, 2009 and by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, pursuant to a joint Chapter 11 plan of reorganization pursuant to Section 1121(a) of the United States Code, on December 10, 2009. The STIP is designed to advance the interests of the Company and its stockholders by establishing a direct relationship between the payment of bonuses to certain of the officers and other employees of the Company or its affiliates in order to enhance stockholder value.

     Stockholder approval of the material terms of the STIP permits the Company to deduct, for federal income tax purposes, certain performance-based compensation over $1,000,000 paid to certain of the officers under the STIP. The material terms of the performance goals for the awards under the STIP must be disclosed to, and approved by, the stockholders every five years in order to permit the Company to continue to deduct fully for tax purposes the incentive awards paid under the STIP. If these terms of the STIP are approved, performance-based compensation over $1,000,000 that is paid under and in accordance with the STIP and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will have the opportunity to be deductible for fiscal year 2014.

     The Company is submitting the STIP for the stockholders to ratify and approve the material terms of the performance goals under the STIP, which terms were last approved in 2009. On December 11, 2013 the Board of Directors approved the STIP and the terms of the performance goals thereunder and determined to submit the STIP and the terms of the performance goals to the stockholders for ratification and approval.

     The performance goals, which, for purposes of awards to participants that are intended to qualify as performance-based compensation under Section 162(m) of the Code, must be objectively determinable and substantially uncertain at the time they are established, will be set by the Compensation Committee. Depending on the performance criteria used to establish the performance goals, the performance goals may be expressed in terms of overall Company performance or the performance of an affiliate of the Company, or division or business unit of the Company or an affiliate. The performance goals must be based on one or more of the following performance criteria, any of which may be measured in absolute terms or as compared to any incremental increase or as compared to the results of a peer group. The following performance criteria may be considered for purposes of awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code: revenue; earnings or net earnings (including earnings before or after any one or more of the following: interest, taxes, depreciation, amortization, restructuring costs or rental expenses); sales; economic value-added; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; earnings per share of the Common Stock (including earnings before any one or more of the following: interest, taxes, depreciation, or amortization); return on equity; return on capital; total stockholder return; return on invested capital; return on assets or net assets; return on sales; income or net income (either before or after taxes); operating earnings; operating income or net operating income; operating profit or net operating profit; operating or net profit margin; cost reductions or savings or expense management; funds from operations; appreciation in the fair market value of shares of Common Stock; working capital; market share; productivity; expense; operating efficiency; customer satisfaction; and safety record.

     Section 162(m) of the Code limits the deductibility of compensation in excess of $1,000,000 paid during the Company’s taxable year to the chief executive officer or to any employee whose total compensation for the taxable year is required to be reported to stockholders in the proxy statement by reason of such employee being among the four highest compensated officers for the taxable year (other than the chief executive officer and chief financial officer) unless the compensation is performance-based and paid pursuant to a plan approved by the stockholders. The STIP is intended to allow the Compensation Committee to pay benefits that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Board of Directors is submitting the STIP and the material terms of the performance goals thereunder to the stockholders for ratification and approval because stockholder ratification and approval is required in order to permit full deductibility of all bonus awards under the STIP.

     The STIP is administered by the Compensation Committee, which consists of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Compensation Committee has the authority to interpret all provisions of the STIP, to adopt, amend and rescind rules pertaining to the administration, interpretation and application of the STIP, to make all other determinations necessary or advisable for the administration of the STIP and to reduce, in its discretion, the amount of any bonus awards otherwise payable under the STIP. While it is anticipated that the Board will delegate all aspects of administration of the STIP to the Compensation Committee, the STIP provides that the Board of Directors may exercise the rights and duties of the Compensation Committee under the STIP except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Compensation Committee. The Compensation Committee or the Board of Directors may amend, suspend or terminate the STIP at any time and from time to time. An amendment will be subject to stockholder approval only if such approval is necessary to maintain the STIP in compliance with Section 162(m) of the Code. The Compensation Committee or the Board of Directors may not modify performance goals or adjustments applicable to any outstanding awards to the extent such modification would cause the award to fail to constitute qualified performance-based compensation.

     Regular, full-time salaried employees of the Company or any of its affiliates who, in the opinion of the Compensation Committee, are employees whose performance can contribute to the successful management and financial success of the Company or an affiliate are eligible to be selected by the Compensation Committee as a participant. Because the participants under the STIP are to be determined from time to time by the Compensation Committee, in its discretion, it is impossible at this time to indicate the precise number, name or positions of the employees and officers who will receive bonus awards or the amounts of such bonus awards.

     Under the STIP, the Compensation Committee may grant bonus awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and awards that are not intended to so qualify. Awards granted under the STIP are payable upon achievement of performance goals established by the Compensation Committee. For awards to participants that are intended to qualify as performance-based compensation under Section 162(m) of the Code, within the earlier of 90 days after commencement of a performance period or the expiration of 25% of the performance period, the Compensation Committee will designate or approve the following in writing in connection with the grant of an award:

  the performance period, which may consist of one or more periods of times, and which may be of varying and overlapping durations;

  objectively determined performance goals applicable to the performance periods; and

  the maximum amount that may be paid upon achievement of the performance goals.

     Following completion of each performance period and prior to the distribution of any payment for an award granted under the STIP, the Compensation Committee will determine whether the performance goals for the performance period were satisfied. Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code will be paid as soon as practicable after the Compensation Committee has certified in writing that the participant has met the applicable performance goals, unless the participant is eligible and authorized to defer receipt of the payment. In the case of awards to participants that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee retains the discretion to reduce (but not increase) the amount otherwise payable under an award granted pursuant to the STIP (including a reduction to zero). The maximum aggregate amount that may be paid under all awards granted under the STIP that are intended to constitute performance-based compensation under Section 162(m) of the Code to a participant during any fiscal year may not exceed $10,000,000.

     At the time of grant, the Compensation Committee may specify one or more objectively determinable adjustments that may be made to one or more of the performance goals. Such adjustments may include or exclude one or more of the following: items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items; items related to a change in accounting principles under generally accepted accounting principles in the United States ("GAAP"); items related to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions, including transaction-related charges and amortization; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under GAAP; taxes; stock-based compensation; non-cash items; and any other items of significant income or expense which are determined to be appropriate adjustments.

     If a participant’s employment with the Company or any of its affiliates is terminated for any reason other than death or disability prior to the end of a performance period, the participant will not have a right to payment with respect to the award, unless expressly authorized by the Compensation Committee and doing so will not have the effect of preventing the award from qualifying as performance-based compensation under Section 162(m) of the Code.

     The Board of Directors recommends that you vote “FOR” the approval and ratification of the terms of the performance goals established for the Pilgrim’s Pride Corporation Short-Term Management Incentive Plan. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 5: APPROVAL AND RATIFICATION OF THE TERMS OF THE PERFORMANCE GOALS
ESTABLISHED FOR THE PILGRIM’S PRIDE CORPORATION LONG TERM INCENTIVE PLAN

     Effective September 15, 2009, the Company’s Board of Directors approved the Pilgrim’s Pride Corporation Long Term Incentive Plan (the “LTIP”) and the terms of the performance goals established thereunder. The LTIP was approved by the stockholders of the Company on December 1, 2009 and by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, pursuant to a joint Chapter 11 plan of reorganization pursuant to Section 1121(a) of the United States Code, on December 10, 2009. The LTIP is intended to assist the Company in recruiting and retaining the best available personnel and to link the personal interests of the Company’s key employees, consultants and directors to those of the Company’s stockholders by providing such individuals with an incentive to generate superior returns to such stockholders.

     Stockholder approval of the material terms of the LTIP permits the Company to deduct, for federal income tax purposes, certain performance-based compensation over $1,000,000 paid to certain of the officers under the LTIP. The material terms of the performance goals for the awards under the LTIP must be disclosed to, and approved by, the stockholders every five years in order to permit the Company to continue to deduct fully for tax purposes the incentive awards paid under the LTIP. If these terms of the LTIP are approved, performance-based compensation over $1,000,000 that is paid under and in accordance with the LTIP and Section 162(m) of the Code will have the opportunity to be deductible for fiscal year 2014.

     The Company is submitting the LTIP for the stockholders to ratify and approve the material terms of the performance goals under the LTIP, which terms were last approved in 2009. On December 11, 2013 the Board of Directors approved the performance goals under the LTIP and the terms of the performance goals thereunder and determined to submit the LTIP and the terms of the performance goals to the stockholders for ratification and approval.

     Section 162(m) of the Code limits the deductibility of compensation in excess of $1,000,000 paid during the Company’s taxable year to the chief executive officer or to any employee whose total compensation for the taxable year is required to be reported to stockholders in the proxy statement by reason of such employee being among the four highest compensated officers for the taxable year (other than the chief executive officer and chief financial officer) unless the compensation is performance-based and paid pursuant to a plan approved by the stockholders. The LTIP is intended to allow the Compensation Committee to pay benefits that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Board of Directors is submitting the LTIP and the material terms of the performance goals thereunder to the stockholders for ratification and approval because stockholder ratification and approval is required in order to permit full deductibility of all bonus awards under the LTIP.

     Unless otherwise determined by the Board of Directors, the LTIP is administered by the Compensation Committee, which consists of two or more “outside directors” within the meaning of Section 162(m) of the Code. While it is anticipated that the Board of Directors will delegate all aspects of administration of the LTIP to the Compensation Committee, the LTIP provides that the Board of Directors may exercise the rights and duties of the Compensation Committee under the LTIP except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Compensation Committee. The Compensation Committee has the authority to establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the LTIP, and to interpret the terms of, and any matter arising pursuant to, the LTIP or any award agreement. The Compensation Committee is authorized to determine which eligible individuals are to receive awards under the LTIP, the type or types of award granted, the time or times when such awards are made, exercise price, grant price, purchase price, award restrictions, and vesting schedules. The Compensation Committee or the Board of Directors may amend, suspend or terminate the LTIP and outstanding awards at any time and from time to time, except that no amendment will be effective without stockholder approval if stockholder approval is required by applicable laws or by the listing standards of the principal exchange on which Common Stock is traded, and amendments to outstanding awards may not materially and adversely impact the rights of a participant without the participant’s prior written consent. The Compensation Committee does not have the authority to accelerate or delay issuance of shares under an award if the acceleration or delay would be considered a deferral of compensation under Section 409A of the Code, except to the extent that such acceleration or delay may, in the Compensation Committee’s discretion, take effect in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the Code.

     The LTIP provides for the grant of stock options, restricted stock, stock appreciation, performance share awards, performance stock units, dividend equivalent rights, restricted stock units, performance bonus awards and other awards described in the LTIP. Performance-based awards include awards other than options or stock appreciation rights that comply with IRS requirements under Section 162(m) of the Code for performance-based compensation. The individuals eligible to participate in the LTIP include the Company’s officers and other employees, directors and any consultants hired by the Company, as well as employees, directors of the boards of, and any consultants to, the Company’s affiliates, except that only employees of the Company or its subsidiaries may be granted incentive stock options. Because the participants under the LTIP are to be determined from time to time by the Compensation Committee, in its discretion, it is impossible at this time to indicate the precise number, name or positions of the employees and officers who will receive bonus awards or the amounts of such bonus awards.

     The performance goals, which, for purposes of awards to participants that are intended to qualify as performance-based compensation under Section 162(m) of the Code, must be objectively determinable and substantially uncertain at the time they are established, will be set by the Compensation Committee. Depending on the performance criteria used to establish the performance goals, the performance goals may be expressed in terms of overall Company performance or the performance of an affiliate of the Company, or division or business unit of the Company or an affiliate or the performance of an individual. The following performance criteria may be considered for purposes of awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code: revenue; earnings or net earnings (including earnings before or after any one or more of the following: interest, taxes, depreciation, or amortization); sales; economic value-added; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; earnings per share of Common Stock (including earnings before any one or more of the following: interest, taxes, depreciation, amortization, restructuring costs or rental expenses); return on equity; return on capital; total stockholder return; return on invested capital; return on assets or net assets; return on sales; income or net income (either before or after taxes); operating earnings; operating income or net operating income; operating profit or net operating profit; operating or net profit margin; cost reductions or savings or expense management; funds from operations; appreciation in the fair market value of shares of Common Stock; working capital; market share; productivity; expense; operating efficiency; customer satisfaction; and safety record. The Compensation Committee, in its discretion, may, to the extent consistent with, and within the time prescribed by, Section 162(m) of the Code, appropriately adjust or modify the calculation of performance goals for such performance period in order to prevent the dilution or enlargement of the rights of participants (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (2) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

     Under the LTIP, the Compensation Committee may grant awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and awards that are not intended to so qualify. Awards granted under the LTIP are payable upon achievement of performance goals established by the Compensation Committee. For awards to participants that are intended to qualify as performance-based compensation under Section 162(m) of the Code, within the earlier of 90 days after commencement of any fiscal year in question or any other designated fiscal period or period of service or the expiration of 25% of the applicable performance period, the Compensation Committee will designate or approve the following in writing in connection with the grant of an award:

  the performance period, which may consist of one or more periods of times, and which may be of varying and overlapping durations;

  objectively determined performance goals applicable to the performance periods; and

  the maximum amount that may be paid upon achievement of the performance goals.

     Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance goals have been achieved for such performance period. In the case of awards to participants that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee retains the discretion to reduce or eliminate (but not increase) the amount otherwise payable under an award granted pursuant to the LTIP (including a reduction to zero), if in its sole and absolute discretion, such reduction or elimination is appropriate. For all awards granted under the LTIP that are intended to constitute performance-based compensation under Section 162(m) of the Code, the maximum number of shares of Common Stock with respect to one or more awards that may be granted to any one participant during any fiscal year is 5,000,000 shares and the maximum amount that may be paid in cash during any fiscal year with respect to any award is $10,000,000.

     An award granted pursuant to the LTIP shall only be exercisable or payable while the participant is an employee of the Company or an affiliate of the Company. However, the Compensation Committee in its sole and absolute discretion may provide that an award may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control (as defined in the LTIP) of the Company, or because of the participant’s retirement, death or disability, or otherwise. Any such provision with respect to an award intended to qualify as performance-based compensation under Section 162(m) of the Code shall be subject to the requirements of Section 162(m) of the Code.

     The Board of Directors recommends that you vote "FOR" the approval and ratification of the terms of the performance goals established for the Pilgrim’s Pride Corporation Long Term Incentive Plan. Proxies will be so voted unless stockholders specify otherwise.

CORPORATE GOVERNANCE

Board of Directors

     Our Board of Directors has the responsibility for establishing broad corporate policies and for monitoring our overall performance, but it is not involved in our day-to-day operating decisions. Members of the Board are informed of our business through discussions with the Chief Executive Officer and other officers, and through their review of analyses and reports sent to them each month, as well as through participation in Board and committee meetings.

Board of Directors Independence

     Our Board of Directors has affirmatively determined that each of David E. Bell, Michael L. Cooper, Charles Macaluso, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of our Corporate Governance Policy's categorical independence standards and the rules for companies traded on The NASDAQ Global Select Market (“NASDAQ”).

Committees of the Board of Directors

     To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit, Compensation, JBS Nominating and Equity Nominating Committees. Each committee of the Board meets to examine various facets of our operations and take appropriate action or make recommendations to the Board of Directors.

     Audit Committee. The Audit Committee members include Michael L. Cooper (Chairman), Charles Macaluso and Wallim Cruz De Vasconcellos Junior. Our Audit Committee's responsibilities include selecting our independent registered public accounting firm, reviewing the plan and results of the audit performed by our independent registered public accounting firm and the adequacy of our systems of internal accounting controls, and monitoring compliance with our conflicts of interest and business ethics policies. The Audit Committee is composed entirely of Directors who the Board of Directors has determined to be independent within the meaning of the NASDAQ standards and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The Board has determined that each of the members of the Audit Committee is financially literate for purposes of the applicable standards of NASDAQ (“financially literate”) and Michael L. Cooper is an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee has an Audit Committee Charter, which is available on our website at www.pilgrims.com, under the “Investors - Corporate Governance” caption.

     Compensation Committee. The Compensation Committee members include Wesley Mendonça Batista (Chairman), Michael Cooper and Wallim Cruz de Vasconcellos Junior. Our Compensation Committee reviews our remuneration policies and practices and establishes the salaries of our officers. The Compensation Committee does not have a Charter.

     Special Nominating Committees. Under our Certificate of Incorporation, the Board has two Special Nominating Committees, which include the JBS Nominating Committee and the Equity Nominating Committee. The JBS Nominating Committee is required to consist solely of JBS Directors and presently includes Wesley Mendonça Batista (Chairman), Gilberto Tomazoni, Joesley Mendonça Batista, William W. Lovette, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior. The Equity Nominating Committee is required to consist solely of all of the Equity Directors and presently includes David E. Bell, Michael L. Cooper and Charles Macaluso.

     The JBS Nominating Committee has the exclusive authority to nominate the JBS Directors, fill JBS Director vacancies and select the members of the JBS Nominating Committee. The Equity Nominating Committee has the exclusive authority to nominate the Equity Directors, fill Equity Director vacancies, select the members of the Equity Nominating Committee, and to call a special meeting of stockholders under certain circumstances. The Equity Nominating Committee, acting by majority vote, also has the exclusive right to control the exercise of our rights and remedies under the JBS Stockholders Agreement. Any member or alternate member of the Equity Nominating Committee may be removed only by the approval of a majority of the members of the Equity Nominating Committee.

     For so long as JBS USA and its affiliates beneficially own 35% or more of our outstanding common stock, no person may be nominated as an Equity Director by the Equity Nominating Committee if JBS USA reasonably determines that such person (i) is unethical or lacks integrity or (ii) is a competitor or is affiliated with a competitor of the Company. The Equity Directors must satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and be financially literate, and, for so long as there are two or more Equity Directors on the Board, at least one Equity Director must qualify as an “audit committee financial expert” as that term is used in Item 407 of Regulation S-K under the Exchange Act (or any successor rule).

     If JBS USA and its affiliates own at least 50% of our outstanding common stock, at least one JBS Director is required:

  to be an independent director under the NASDAQ listing standards,

  to satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and to be financially literate.

     Each of the Board's Special Nominating Committees has a Charter, current copies of which are available on our website at www.pilgrims.com, under the “Investors - Corporate Governance” caption.

     Our Special Nominating Committees do not have a policy with regard to the consideration of any Director candidates recommended by our stockholders. The Board of Directors does not view the establishment of a formal policy in this regard as necessary, given the extent of the ownership of the Company's common stock by JBS USA and its affiliates and the existing JBS Stockholders Agreement. Further, our Special Nominating Committees do not have a formal policy with regard to the consideration of diversity in identifying Director nominees. However, the Special Nominating Committees strive to achieve a balance of knowledge, experience and perspective such that the Board reflects a diversity of backgrounds and experiences. In addition, the Special Nominating Committees will consider stockholder recommendations for candidates for the Board, which should be sent to Pilgrim's Pride Corporation, Corporate Secretary, 1770 Promontory Circle, Greeley, Colorado 80634.

Meetings

     During the fiscal year ended December 29, 2013, the Board of Directors held five meetings, the Audit Committee held four meetings, the Compensation Committee held one meeting and there were five executive sessions including only non-management Directors. During 2013, each member of the Board of Directors, with the exception of Joesley Mendonça Batista and Gilberto Tomazoni, who was appointed to the Board of Directors in July 2013, attended at least 75% of the number of meetings of the Board and each of the Board committees on which the Director served. Three of our Directors were in attendance at the annual meeting in person. Six of our Directors had prior commitments and were not able to attend our 2013 annual meeting of stockholders. While we do not have a formal policy regarding Director attendance at annual meetings of stockholders, we encourage each Director to attend each annual meeting of stockholders.

Board Leadership Structure and Risk Oversight

     The position of our Chairman of the Board and the office of the President and Chief Executive Officer are held by different persons. Our Chairman of the Board is Gilberto Tomazoni, and our President and Chief Executive Officer is William W. Lovette.

     We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We believe the division of duties is especially appropriate as legal and regulatory requirements applicable to the Board and its committees continue to expand, and it facilitates the appropriate level of communication between the Board of Directors and executive management for Board oversight of the Company and its management.

     Because Gilberto Tomazoni, Joesley Mendonça Batista, Wesley Mendonça Batista and William W. Lovette are not independent Directors, the Board will either designate an independent Director to preside at the meetings of the non-management and independent Directors or they will prescribe a procedure by which a presiding Director is selected for these meetings. In the absence of another procedure being adopted by the Board, the person appointed will be the independent Director with the longest tenure on the Board in attendance at the meeting. The Board generally holds meetings of non-management directors four times per year and meetings of independent directors four times per year.

     The Company's management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, operations and governance. We focus not only on operational risk, but financial and strategic risk as well. These areas of focus include input costs (commodity pricing, live and processed product cost and spoilage), revenue risk (sales price and mix), financial risk (adequate controls, timely and effective reporting systems and other management and governance systems) as well as competitive risks and market trends. We aim to identify, categorize and respond to these risks to manage as much of their impact on our business as possible. The Board oversees management's policies and procedures in addressing these and other risks. Additionally, each of the Board's four committees (the Audit Committee, the Compensation Committee and the two Special Nominating Committees) monitor and report to the Board those risks that fall within the scope of such committees' respective areas of oversight responsibility. For example, the full Board directly oversees strategic risks. The Special Nominating Committees directly oversee risk management relating to Director nominations and independence. The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking. Finally, the Audit Committee directly oversees risk management relating to financial reporting, public disclosure and legal and regulatory compliance. The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company's risk assessment and risk management.

Communications with the Board of Directors

     Stockholders and other interested parties may communicate directly with our Board of Directors, any of its committees, all independent Directors, all non-management Directors, or any one Director serving on the Board by sending written correspondence to the desired person or entity addressed to the attention of our Corporate Counsel at Pilgrim's Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634. Communications are distributed to the Board, or to any individual Director, as appropriate, depending on the facts and circumstances outlined in the communication.

Code of Business Conduct and Ethics and Corporate Governance Policies

     Our Board of Directors has adopted a Code of Business Conduct and Ethics and Corporate Governance Policies of the Board of Directors. The full texts of the Code of Business Conduct and Ethics and Corporate Governance Policies are posted on our website at www.pilgrims.com, under the “Investors - Corporate Governance” caption. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics on our website within four business days following the date of such amendment or waiver.

Controlled Company Exemption

     We are a “controlled company” under the NASDAQ listing standards because JBS USA owns or controls over 50% of the voting power for the election of directors of the outstanding common stock as of the Record Date. Accordingly, we take advantage of the exemptions discussed in Rule 5615 of the NASDAQ listing standards.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of Pilgrim's Pride Corporation (the “Company”) has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company's Proxy Statement for the fiscal year ended December 29, 2013 (the “Proxy Statement”). Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement to be filed with the Securities and Exchange Commission.

Compensation Committee

Wesley Mendonça Batista, Chairman
Michael L. Cooper
Wallim Cruz de Vasconcellos Junior

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

     The following discusses the material elements of the compensation for our principal executive officer and our chief financial officer listed in the “Summary Compensation Table” on page 33 (collectively, the “Named Executive Officers”) during our fiscal year ended December 29, 2013. To assist in understanding compensation for 2013, we have included a discussion of our compensation policies and decisions for periods before and after 2013, where relevant. During 2013, the Compensation Committee and the Board had the overall responsibility for approving executive compensation and overseeing the administration of our incentive plans and employee benefit plans.

     The Company's compensation principles are intended to implement our core objectives of aligning the long-term interests of our executives with those of our stockholders, attracting and retaining key leaders, and rewarding sustained performance and leadership excellence. In pursuing these objectives, the Compensation Committee uses certain guiding principles in designing the specific elements of the executive compensation program. These guiding principles and policies are that (i) incentive compensation should represent a significant portion of total compensation; (ii) compensation should be performance-based; (iii) incentive compensation should balance short-term and long-term performance; (iv) compensation levels should be market competitive; and (v) superior performance should be rewarded.

     In order to further these guiding principles, the key components of our compensation in 2013 included both (i) cash compensation, in the form of base salaries, cash incentive compensation and bonuses, (ii) long-term equity compensation, in the form of restricted stock and restricted stock unites, that vest over time and restricted stock units that are earned and granted, if at all, based on the achievement of financial performance metrics designed to reinforce our business objectives and (iii) other non-cash compensation, such as health and welfare benefits, and certain other limited perquisites and benefits.

     The Compensation Committee believes a significant portion of the compensation to our Named Executive Officers should be performance based. The Compensation Committee also believes that our Named Executive Officers' compensation should be balanced with longer term incentives. Accordingly, a significant portion of the compensation to our Named Executive Officers was awarded in the form of restricted stock and restricted stock units, which vests over time and in performance restricted stock units, which are earned and granted if specific 2013 performance targets are met and vest at the end of a three-year period. The Compensation Committee believes these equity awards more closely align our Named Executive Officers' incentives with the long-term interests of our stockholders, including growing our business and improving the Company's profitability relative to its peers. For 2013, approximately 74% of the total target compensation of each of our Named Executive Officers was “at risk.”

     Additionally, the Company maintains the following policies that support the Company's “pay-for-performance” principles:

  the restriction of our directors, Named Executive Officers, and other key executive officers from hedging the economic interest in the Company securities that they hold;

  the prohibition of Company personnel, including the Named Executive Officers, from engaging in any short-term, speculative securities transactions, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company);

  the restriction of our directors, Named Executive Officers, and other key executive officers from pledging the Company securities that they hold; and

  our policy of not having any change-in-control or retirement arrangements with our Named Executive Officers.

     Following the end of each fiscal year, the Compensation Committee conducts a review of all components of the Company's compensation program. In conducting its review, the Compensation Committee reviews information related to each Named Executive Officer's individual performance, total compensation, each of the components of compensation, and the Company's performance. Accordingly, as new executive officers have not been hired, our compensation principals and objectives did not significantly change in 2013. At the annual meeting of our stockholders held on April 29, 2011, our stockholders recommended the Company hold an advisory vote on the compensation of the Company's Named Executive Officers annually. After consideration of this recommendation, the Company agreed and will hold an advisory vote on our executive officer compensation every year until the next required vote on frequency of stockholder votes on Named Executive Officer compensation.

2013 Executive Compensation Vote

     At the 2013 annual meeting only 0.31% of votes present (excludes abstentions and broker non-votes) voted against the 2012 “Say-on-Pay” proposal related to Named Executive Officers. In consideration of the results, the Compensation Committee acknowledged the support received from our stockholders and viewed the results as a confirmation of the Company's existing executive compensation policies and decisions. Accordingly, we did not change our compensation principles and objectives in 2013 in response to the advisory vote of our stockholders.

Executive Compensation Principles, Policies and Objectives

     The Compensation Committee is responsible for establishing the principles that underlie our executive compensation program and that guide the design and administration of specific plans, agreements and arrangements for our executives. Our compensation principles are intended to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Our executive compensation principles and policies, which are established and refined from time to time by the Compensation Committee, are described below:

  Incentive compensation should represent a significant portion of total compensation. A significant portion of our executives' total compensation should be tied not only to how well they perform individually, but also, where applicable, should be “at risk” based on how well the Company performs relative to applicable financial objectives;

  Compensation should be performance-based. Compensation should be subject to performance-based awards as an executive officer's range of responsibility and ability to influence the Company's results increase.

  Incentive compensation should balance short-term and long-term performance. Executive compensation should be linked to building long-term stockholder value while remaining consistent with our business objectives and values. Our executive compensation program addresses this objective by including long-term incentives in the form of equity-based awards, such as restricted common stock and restricted stock units, which makes the performance of the Company's common stock a targeted incentive.

  Compensation levels should be market competitive. Compensation should be competitive in relation to the marketplace. Prior to setting performance goals and target opportunities for our incentive compensation, the Compensation Committee considers market compensation data compiled and prepared by management.

  Superior performance should be rewarded. Outstanding achievement should be recognized. The Board and the Compensation Committee consider the Company's strategies when identifying the appropriate incentive measures and when assigning individual goals and objectives to the Named Executive Officers and evaluate the individual's performance against those strategies in setting compensation.

     In addition, we believe that our compensation programs for executive officers should be appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us. For 2013, the Compensation Committee believes that our Named Executive Officers' compensation is consistent with our performance and economic and competitive industry conditions, and equity incentives are aligned with our actions to grow our business and improve the Company's profitability relative to its peers. Neither the Compensation Committee nor the Board of Directors retained a compensation consultant in 2013, nor did either use benchmarking of peer groups in setting our Named Executive Officers' compensation for 2013.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

     The Compensation Committee is responsible for establishing and overseeing the overall compensation structure, policies and programs of the Company and assessing whether our compensation structure resulted in appropriate compensation levels and incentives for executive management of the Company. The Compensation Committee's objective is to ensure that the total compensation paid to each executive officer was fair, reasonable, competitive and motivational. The Compensation Committee conducts a review of all compensation for our executive officers, including our Named Executive Officers, and works with our Chief Executive Officer to evaluate and approve compensation of our executive officers other than the Chief Executive Officer. Our other Named Executive Officer, the Chief Financial Officer, reports directly to our Chief Executive Officer who supervises the day to day performance of the Chief Financial Officer. Accordingly, the Chief Executive Officer evaluates the Chief Financial Officer's individual performance against the Company-based performance factors, and makes recommendations to the Compensation Committee regarding his compensation. The Compensation Committee strongly considers the compensation recommendations and the performance evaluations by our Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation.

Components of Compensation

     During 2013, the principal elements of compensation for our executive officers were as follows:

  base salaries;

  bonuses, including annual cash incentive compensation and discretionary bonuses;

  long term incentive compensation, including awards of time vested restricted stock and restricted stock units and performance restricted stock units;

  other compensation consisting primarily of health and welfare benefits; and

  certain limited perquisites and other personal benefits.

     Additionally, we provide our executive officers certain severance benefits if the executive is terminated other than for cause, as described below. The Compensation Committee and the Board believe that these severance benefits are necessary and advisable to keep executive officers focused on the best interests of the Company at times that may otherwise cause a lack of focus due to personal economic exposure. Further, the Compensation Committee and the Board believes that these severance benefits are necessary and advisable for retentive purposes to provide a measure of support to our Named Executive Officers who may receive offers of employment from competitors that would provide severance benefits. See the “2013 Potential Payments Upon Termination” table for additional information regarding the severance payable to our Named Executive Officers. However, the Company does not provide any change-in-control or retirement arrangements to its Named Executive Officers other than the vesting of restricted stock and restricted stock units under the Long Term Incentive Plan (the "LTIP") under certain circumstances in the case of a “change in control.”

     During 2013, we had agreements relating to the employment of our Named Executive Officers, including William W. Lovette, our current Chief Executive Officer and President, and Fabio Sandri, our Chief Financial Officer, as described below under “Compensation to William W. Lovette” and “Compensation to Fabio Sandri.” Our employment agreement with Mr. Lovette expired on January 14, 2014. The Compensation Committee and the Board believe it is prudent to use these arrangements, as necessary, as a means to attract and/or retain these executives. The Compensation Committee believes that providing employment agreements to executive officers under appropriate circumstances fosters an environment of relative security within which we believe our executives will be able to focus on achieving Company goals.

Base Salary

     We provide our Named Executive Officers and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. The base salaries for William W. Lovette and Fabio Sandri were governed by agreements, which are described below under “Compensation to William W. Lovette” and “Compensation to Fabio Sandri.” Base salary increases are subjectively determined by the Compensation Committee for each of the executive officers on an individual basis, taking into consideration an assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions and, with respect to executives other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The Compensation Committee approved a 2013 increase recommended by our Chief Executive Office to the base salary of our Chief Financial Officer from $375,000 to $400,000. In approving the increase, the Compensation Committee considered Mr. Sandri’s overall performance and the fact that he had not received a salary increase since his appointment as Chief Financial Officer in June 2011. The Board did not elect to increase Mr. Lovette's annual base salary during 2013.

Annual Cash Incentive Compensation

     Cash incentive awards are determined by the Compensation Committee and granted under the terms of the Company's Short-Term Management Incentive Plan (the “STIP”). Additionally, we may also provide short-term incentives to executives by awarding annual cash bonuses determined by the Compensation Committee on a discretionary basis. The bonuses reward achievement of short-term goals and allow us to recognize individual and team achievements. The STIP is an annual incentive program providing for the grant of bonus awards payable upon achievement of specified performance goals. Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee are eligible to participate in the STIP.

     As part of developing the Company's compensation strategy for the fiscal year ended December 29, 2013, the Compensation Committee established annual performance goals and target payout amounts for William W. Lovette, our President and Chief Executive Officer, and Fabio Sandri, our Chief Financial Officer. In the case of Mr. Lovette, his annual performance goal was established under the STIP and his employment agreement and is based on income (loss) before income taxes as a percentage of the Company's net revenues (“PBT Margin”). In the case of Fabio Sandri, his annual performance goal and target payout was established under the STIP and was based on PBT Margin as well as his individual performance with respect to certain pre-defined key performance indicators (“KPIs”). The Compensation Committee chose to utilize PBT Margin, as determined based on the Company’s audited financial statements and GAAP as applied on a consistent basis by the Company, in setting performance goals and target payout amounts because PBT Margin has a higher correlation to cash flow and liquidity than EBITDA and because it aligns with the Company’s goals of driving overall operational results.

Long Term Incentive Compensation

     The Board and the Compensation Committee believes that long-term incentive compensation is essential to attracting, retaining and motivating executives. The Board and the Compensation Committee further believe that providing our executives with long-term incentives will align their interests with our stockholders and encourage them to grow and operate the Company's business with a view towards building long-term stockholder value and improving profitability. The Board and the Compensation Committee also believe that equity awards make the performance of the Company's common stock a targeted incentive. In furtherance of these objectives we maintain the LTIP, which provides for the grant of a broad range of long-term equity-based and cash-based awards, including performance-based awards. The LTIP is administered by the Compensation Committee. The LTIP provides for the grant of a broad range of long-term equity-based and cash-based awards to the Company's officers and other employees, members of the Board and any consultants. The equity-based awards that may be granted under the LTIP include “incentive stock options,” within the meaning of the Code, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock based awards. As of December 29, 2013, the maximum number of shares reserved for issuance under the LTIP was 6,585,393 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 5,000,000 shares. The maximum amount that may be paid in cash during any fiscal year with respect to any award (including any performance bonus award) is $10,000,000. Except as may otherwise be provided in any applicable award agreement or other written agreement entered into between the Company and a participant in the LTIP, if a “change in control” occurs and the participant's awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the change in control the awards will become fully exercisable and all forfeiture restrictions on the awards will lapse. While we do not have a formal stock ownership requirement for our executive officers, we do maintain policies against hedging the economic interest in Company securities, engaging in speculative securities transactions, including short sales, and pledging Company securities.

     Based on these considerations, the Compensation Committee determined that an equity award combination consisting of restricted stock and restricted stock units (“RSUs”) would best serve the Compensation Committee's goals. The Company has never granted stock options. We have granted equity awards to our Chief Executive Officer and Chief Financial Officer at a level in which the Board and the Compensation Committee believe will provide the executives long-term incentives, align their interests with those of our stockholders, meet the Company's long-term objectives and under appropriate circumstance to induce such executives to join the Company.

     On September 6, 2012, the Board approved the 2012 Long Term Incentive Program (the “2012 Program”), which is a component of the LTIP. In furtherance of the Compensation Committee's objectives, the purpose of the 2012 Program was to provide additional incentives to participants to grow PPC's business and improve PPC's profitability relative to its peers as measured by Bank of America's Monthly Profitability Survey (the “BoA Survey”). Under the 2012 Program, participants received target awards equal to a specified percentage of their base salary. The actual award value was then determined at the end of 2012 based upon PPC's profitability relative to a specified peer group of companies for 2012 as measured by the BoA Survey. The earned value was awarded in January 2013 to participants as a grant of RSUs. The number of RSUs granted was determined by dividing the earned award value by the average stock price for a share of PPC common stock over the 60-day period ending on July 1, 2012. RSUs granted to each participant will generally vest on December 31, 2014, subject to a participant's continued employment with PPC through that date and other terms and conditions. Each vested RSU will entitle the participant to receive one share of PPC common stock on January 15, 2015, although, in certain circumstances, vested RSUs may be settled in cash. Mr. Sandri participated in the 2012 Program.

     On February 14, 2013, the Board approved a discretionary award of 206,933 RSUs to Mr. Lovette in consideration of his performance during fiscal year 2012 and to better align his incentives with the long-term interests of our stockholders. The Board set the value of the RSUs granted to Mr. Lovette at 150% of his base salary multiplied by 1.05. The number of RSUs granted to Mr. Lovette was determined by dividing the award value by the average stock price of the Company's common stock over the 60-day period ended June 30, 2012.

     On February 14, 2013, the Compensation Committee approved the 2013 Long Term Incentive Program (the “2013 Program”), which is a component of the LTIP. Similar to that of the 2012 Program, the purpose of the 2013 Program is to provide additional incentives to participants to grow PPC's business and improve PPC's profitability relative to its peers as measured by the BoA Survey. Under the 2013 Program, participants received target awards equal to a specified percentage of their base salary, with such awards being converted to RSUs upon the Company's achievement of the performance goals under the 2013 Program.

     The performance criteria used in determining the percentage, if any, of the award target to be converted into RSUs was based on a combination of factors that were measured only in respect of the Company’s performance during 2013. In order for any RSUs to be granted under the 2013 Program, two threshold performance goals based on Company metrics were required to be achieved. First, a minimum two percent (2%) PBT Margin for 2013 was required to be met. Second, at the end of 2013, the Company’s average monthly earnings before interest and taxes (“EBIT”) during 2013, as reported in the BoA Survey, was required to equal or exceed the average monthly EBIT of the fifth (5th) place company in the BoA Survey during 2013. Assuming achievement of these threshold goals under the 2013 Program, the Company would issue RSUs in accordance with the following table (using the BoA Survey):

Payout (as a percentage of award target)	50%	75%	100%	125%	150%
EBIT delta to average company	+1.53	+1.63	+1.73	+1.83	+1.93

     The number of RSUs granted was determined by dividing the earned award value by the average stock price for a share of PPC common stock over the 60-day period ending on February 14, 2013. The earned award value equals the percentage payout reflected in the table above multiplied by the participant’s base salary. RSUs granted to each participant will generally vest on December 31, 2016, subject to a participant's continued employment with PPC through that date and other terms and conditions. Each vested RSU will entitle the participant to receive one share of PPC common stock on March 15, 2017, although, in certain circumstances, vested RSUs may be settled in cash. The Company did not achieve one of the threshold goals relating to equaling or exceeding the average monthly EBIT of the fifth (5th) place company in the BoA Survey during 2013 that was required for the distribution of RSU awards under the 2013 Program. If that threshold goal was achieved, the Company’s EBIT delta when compared with the average company in the BoA Survey, as measured by reference to the table above, would have resulted in an award payout of approximately 150% of each participant’s target award. After considering this as well as the Company’s overall strong financial performance in 2013, the Compensation Committee approved discretionary awards based on parameters identical to those in the 2013 Program at 100% of the target award level. The discretionary awards were distributed in February 2014 to participants as a grant of RSUs. Both Named Executive Officers participated in the 2013 Program and received the discretionary awards.

Other Compensation

     Our Named Executive Officers receive no special employee benefits. During 2013, our Named Executive Officers were eligible to participate on the same basis as other employees in the Company's 401(k) salary deferral plan (the “401(k) Plan”). Contributions to the 401(k) Plan are made up of a 30% matching contribution on the first 6% of pay to the extent such contributions are not in excess of the Code limits on contributions to 401(k) plans. Under the 401(k) Plan, the Company may make additional matching contributions or other profit sharing contributions at its discretion. There were no discretionary contributions in 2013. We do not have any other pension plan for our Named Executive Officers. In 2013, Mr. Sandri participated in the 401(k) Plan.

     We continue to maintain the Pilgrim's Pride Corporation 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) to help provide for the long-term financial security of our US employees who meet the Internal Revenue Service definition of a “highly compensated employee,” which includes all of our Named Executive Officers and certain other key personnel. Under the Deferred Compensation Plan, participants may elect to defer up to 80% of their base salary and/or up to 100% of their annual cash bonus payments as part of their personal retirement or financial planning. Highly compensated employees who elect to defer compensation in the Deferred Compensation Plan must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the administrative committee appointed by our Board, and deferred compensation may be invested in authorized funds which are similar to the investment options available under our 401(k) Plan. In 2013, neither of our Named Executive Officers participated in the Deferred Compensation Plan.

     We also provide a variety of health and welfare programs to all eligible employees to offer employees and their families protection against catastrophic loss and to encourage healthy lifestyles. The health and welfare programs we offer include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Our Named Executive Officers generally are eligible for the same benefit programs on the same basis as our other domestic employees.

Perquisites and Other Personal Benefits

     During 2013, we provided our Named Executive Officers with perquisites and other personal benefits that we believed to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits that we provide to our Named Executive Officers. During 2013, our executive officers were eligible to receive company-paid or company-subsidized life insurance and disability coverage on the same basis as our other domestic payroll employees. Information regarding these perquisites is reported below in the Summary Compensation Table. In establishing the total compensation of the executive officers, the Compensation Committee considered all perquisites and other personal benefits. The Compensation Committee considered these perquisites and other personal benefits as essential and consistent with market practice in order to induce each of Mr. Lovette and Mr. Sandri to join and remain with the Company.

Compensation to William W. Lovette

     On January 14, 2011, we entered into an employment agreement with Mr. Lovette (the “Lovette Employment Agreement”), which expired in accordance with its terms on January 14, 2014. Mr. Lovette brings more than 30 years of industry leadership experience to the Company. In order to attract someone with Mr. Lovette's significant industry-specific experience, the Compensation Committee decided that it was necessary to offer an employment agreement to Mr. Lovette as an inducement for him to join the Company. The terms of the Lovette Employment Agreement were negotiated directly between certain members of the Board and Mr. Lovette and were approved by the Compensation Committee. The terms were in part influenced by the terms of his compensation at his previous employer. The Compensation Committee structured the Lovette Employment Agreement so that a significant amount of Mr. Lovette's annual compensation would be tied to both the performance of the Company and his individual performance, and therefore, would be “at risk.” In addition, the Compensation Committee granted Mr. Lovette time-vesting restricted stock immediately upon joining the Company and RSUs based on the achievement of performance conditions to better align his incentives with the long-term interests of our stockholders. As a result, for 2013, approximately 74% of his total target compensation was “at risk.” Consistent with the Company's compensation policy, the Lovette Employment Agreement does not provide for any change-in-control or retirement arrangements.

Base Salary and Annual Incentive Compensation

     Under the Lovette Employment Agreement, Mr. Lovette received an annual base salary of not less than $1,000,000. The Board did not elect to increase Mr. Lovette's annual base salary during 2013. During the term of the agreement, Mr. Lovette was eligible to earn an annual cash bonus. Accordingly, Mr. Lovette's individual performance targets and bonus for 2013 were established under the STIP as follows:

2013 PBT Margin	Bonus Amount
3% (Threshold)	$500,000
4% (Target)	$1,000,000
Greater than 4% up to 6%	$1,000,000 plus
0.5% (i.e., .005) of the excess PBT above 4%
Greater than 6%	$1,000,000 plus
0.5% (i.e., .005) of the excess PBT above 4% up to 6% plus
.75% (i.e., .0075) of the excess PBT above 6%

     For purposes of Mr. Lovette’s bonus, PBT Margin for 2013 was determined by the Compensation Committee in accordance with the Company’s audited financial statements and GAAP as applied on a consistent basis by the Company. For 2013, the maximum bonus Mr. Lovette could receive was $10,000,000. Following the end of 2013, the Compensation Committee reviewed the Company's PBT Margin for 2013, which totaled 6.824%. Consequently, the Compensation Committee awarded Mr. Lovette a bonus of $2,361,506 for 2013.

Long-Term Incentive Compensation

     On February 14, 2013, the Compensation Committee approved a discretionary award of 206,933 RSUs, equal to a value of $1,575,000, to Mr. Lovette as compensation for his performance during fiscal year 2012 and to better align his incentives with the long-term interests of our stockholders. The Compensation Committee set the value of the RSUs granted to Mr. Lovette at 150% of his base salary multiplied by 1.05. The number of RSUs granted to Mr. Lovette was determined by dividing the award value by the average stock price of the Company's common stock over the 60 day period ended June 30, 2012. The RSUs granted will generally vest on the earliest of (i) December 31, 2014, subject to Mr. Lovette's continued employment with the Company through such date, (ii) Mr. Lovette's death, or (iii) termination of his employment by the Company without cause. Each vested RSU will entitle Mr. Lovette to receive one share of the Company's common stock on January 15, 2015. Upon the occurrence of specified events, vested RSUs may be settled in cash. The other terms and conditions of the RSUs are substantially consistent with those of the 2012 Program.

     On February 14, 2013, Mr. Lovette was granted a target award of 120,919 RSUs under the 2013 Program. Following the end of 2013, the Compensation Committee reviewed the Company’s performance in respect of the threshold goals under the 2013 Program and determined that the Company did not achieve one of those goals relating to equaling or exceeding the average monthly EBIT of the fifth (5th) place company in the BoA Survey during 2013 that was required for the distribution of RSU awards under the 2013 Program. For the reasons described above, the Compensation Committee approved discretionary awards at 100% of the target award level based on parameters identical to those in the 2013 Program. The discretionary awards were distributed in February 2014 to participants as a grant of RSUs. As a result, the Board made a discretionary grant to Mr. Lovette of 120,919 RSUs. The RSUs granted to Mr. Lovette will vest on December 31, 2016, subject to his continued employment with the Company through that date and other terms and conditions. Each vested RSU will entitle Mr. Lovette to receive one share of the Company’s common stock on March 15, 2017, although, in certain circumstances, vested RSUs may be settled in cash.

Perquisites and Other Personal Benefits

     Under the Lovette Employment Agreement, Mr. Lovette is entitled to participate in the Company's savings and retirement plans, practices and programs generally available to the Company's senior officers. Mr. Lovette is also eligible to participate in all group benefits plans and programs the Company has established or may establish for its executive employees, including the Company's executive relocation policy and repayment agreement, which provides moving and other relocation related expenses, including assistance selling a home and temporary housing. Any amounts under the executive relocation policy and repayment agreement must be repaid if employment is terminated within one year from the hire date.

Severance Payments

     The Lovette Employment Agreement expired on January 14, 2014. Prior to its expiration, the Lovette Employment Agreement could be terminated at any time by the Company. If the Company had terminated Mr. Lovette other than for “cause” during the term of his agreement, the Company would have been required to continue to pay him his base salary for two years following such termination, subject to certain requirements, including the delivery of a customary release. Under the Lovette Employment Agreement, no other severance or termination payments or benefits would be payable to Mr. Lovette as a result of his termination or resignation of employment, including under the Severance Plan, as described below. Following the expiration of the Lovette Employment Agreement, Mr. Lovette became eligible to participate in the Pilgrim’s Pride Corporation Severance Plan (the “Severance Plan”). See “Severance Plan” below for a discussion regarding the terms and conditions applicable to the Severance Plan.

Compensation to Fabio Sandri

     Fabio Sandri was appointed as the Company's Chief Financial Officer effective June 6, 2011. The Compensation Committee structured the terms of Mr. Sandri's compensation so that a significant amount of Mr. Sandri's annual compensation would be tied to both the performance of the Company and his individual performance, and therefore, would be “at risk.” As a result, for 2013, approximately 74% of his total target compensation was “at risk.” Consistent with the Company's compensation policy, the terms of Mr. Sandri's compensation do not provide for any change-in-control or retirement arrangements other than the vesting of restricted stock granted to him under the LTIP under certain circumstances in the case of a “change in control”.

Base Salary and Annual Incentive Compensation

     Mr. Sandri is provided an annual base salary of $400,000. The Compensation Committee approved a 2013 increase recommended by our Chief Executive Office to the base salary of our Chief Financial Officer from $375,000 to $400,000. In approving the increase, the Compensation Committee considered Mr. Sandri’s overall performance and the fact that he had not received a salary increase since his appointment as Chief Financial Officer in June 2011.

     For 2013, Mr. Sandri also received an award under the STIP. To be eligible to receive a bonus under the STIP, Mr. Sandri was initially required to achieve an average 360 score of 3 or better. A “360 score” is calculated using the average rating received from direct reports, one's manager and cross groups using a 1 to 5 rating scale. The 360 review is a behavioral evaluation of how colleagues in business judge an employee's adherence to the Company's values.

     Following receipt of a satisfactory combined 360 score, Mr. Sandri's individual bonus opportunity is based primarily on the Company’s PBT Margin, as set forth in the table below. However, the Compensation Committee maintains the discretion to reduce or increase Mr. Sandri’s under the STIP based upon his achievement in respect of individual performance goals measured by certain pre-defined KPIs.

     Mr. Sandri's PBT Margin performance goal target and corresponding bonus funding percentage (as a percentage of his annual base salary at the beginning of 2013) under the STIP were as follows:

2013 PBT Margin	Bonus as % of Base Salary
1% (Threshold)	25%
2%	50%
3%	75%
4% (Target)	100%
5%	125%
6%	150%
7% (Maximum)	200%

     Mr. Sandri’s individual KPIs are listed in the table below.

KPI	Goal	Weight
Operating free cash flow equal to or greater than	$371,000,000	20%
Total SG&A costs (including Mexico) equal to or less than	$172,000,000	15%
Days sales outstanding of	14.5 days	10%
Top-third company (4th quarter of the BoA Survey)	Top-third Company	10%
Total finance area costs equal to or less than	$17,000,000	5%
Lead refinancing strategy (term loan: revolving loan)	n/a	15%
Improve terms on grain purchases	n/a	10%
Develop talent	n/a	5%
Lead strategy development process	n/a	5%
Implement pricing metrics / strategy	n/a	5%

     For purposes of Mr. Sandri's bonus the Compensation Committee determined that Mr. Sandri received a satisfactory combined 360 score. In addition, PBT Margin for 2013 was determined by the Compensation Committee in accordance with the Company’s audited financial statements and GAAP as applied on a consistent basis by the Company. For 2013, the maximum bonus Mr. Sandri could receive was $750,000. Following the end of 2013, the Compensation Committee reviewed the Company’s PBT Margin for 2013, which totaled 6.824%, and also determined that Mr. Sandri had met each of his KPIs. Consequently, the Compensation Committee awarded Mr. Sandri a bonus of $548,625 for 2013.

Long-Term Incentive Compensation

     In September 2012, the Compensation Committee established a target long-term incentive opportunity comprised of a RSU award to Mr. Sandri, which was earned based on the achievement of performance conditions and granted under the 2012 Program. The RSU grant was subject to the below payout amounts, which is expressed as a percentage of Mr. Sandri's base salary:

Payout Target
as % of Base Salary	Performance Target
0% (Below Threshold)	If the Company ended 2012 with more than a negative 1.04 average annual EBIT delta relative to average EBIT for all companies in the BoA Survey based on the reported results in the BoA Survey for the 12 months in 2012.
If the Company:

50% (Threshold)

Achieved a negative 1.04 or better average annual EBIT delta relative to average EBIT for all companies in the BoA Survey based on the reported results in the BoA Survey for the 12 months in 2012; but

Did not achieve a fourth quarter average EBIT delta of at least 0 based on the reported results in the BoA Survey for October through December 2012 relative to the annual average EBIT for all companies in the BoA Survey.

If the Company:

100% (Target)

Achieved a negative 1.04 or better (but less than 0.52) average EBIT delta relative to average EBIT for all companies in the BoA Survey based upon the reported results in the BoA Survey for the 12 months in 2012; and

Achieved a fourth quarter average EBIT delta of 0 or better based upon the reported results in the BoA Survey for October through December 2012 relative to the annual average EBIT for all companies in the BoA Survey.

If the Company:

150% (Maximum)

Achieved a combined third and fourth quarter average EBIT delta of better than 0 based upon the reported results in the Survey for October through December 2012 relative to the annual average EBIT for all companies in the BoA Survey.

     In February 2013, the Compensation Committee concluded that the Company achieved a combined third and fourth quarter average EBIT delta of less than 0 relative to average EBIT for all companies in the BoA Survey based upon the results reported in the BoA Survey for October through December of 2012. The actual EBIT of the Company for 2012 was $256,590,185. Accordingly, the Compensation Committee set the value of the earned RSUs granted to Mr. Sandri at 105% of his base salary and awarded Mr. Sandri 77,612 RSUs equal to a value of approximately $590,625. The number of RSUs granted to Mr. Sandri were determined by dividing the award value by the average price of the Company's common stock over the trading days in the 60-day period ended June 30, 2012, which was $7.61. The RSUs granted will generally vest on the earliest of (i) December 31, 2014, subject to Mr. Sandri's continued employment with the Company through such date, (ii) Mr. Sandri's death, or (iii) termination of his employment by the Company without cause. Each vested RSU will entitle Mr. Sandri to receive one share of the Company's common stock on January 15, 2015. Upon the occurrence of specified events, vested RSUs may be settled in cash.

     On February 19, 2013, Mr. Sandri was granted a target award of 45,345 RSUs under the 2013 Program. Following the end of 2013, the Compensation Committee reviewed the Company’s performance in respect of the threshold goals under the 2013 Program and determined that the Company did not achieve one of the threshold goals relating to equaling or exceeding the average monthly EBIT of the fifth (5th) place company in the BoA Survey during 2013 that was required for the distribution of RSU awards under the 2013 Program. For the reasons described above, the Compensation Committee approved discretionary awards at 100% of the target award level based on parameters identical to those in the 2013 Program. The discretionary awards were distributed in February 2014 to participants as a grant of RSUs. As a result, the Compensation Committee made a discretionary grant to Mr. Sandri of 45,345 RSUs. The RSUs granted to Mr. Sandri will vest on December 31, 2016, subject to his continued employment with the Company through that date and other terms and conditions. Each vested RSU will entitle Mr. Sandri to receive one share of the Company’s common stock on March 15, 2017, although, in certain circumstances, vested RSUs may be settled in cash.

Severance Plan

     During 2013, we maintained the Severance Plan, pursuant to which we provided severance payments to eligible employees, including certain Named Executive Officers, if their employment was terminated “without cause” (as defined below). The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a Named Executive Officer was entitled to receive as severance pay an amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled to up to two additional weeks of severance in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company-sponsored training and job fairs. Under the Lovette Employment Agreement, Mr. Lovette was not entitled to any severance or termination payments or benefits under the Severance Plan. Following the expiration of the Lovette Employment Agreement, Mr. Lovette became eligible to participate in the Severance Plan.

Tax Considerations

     Section 162(m) of the Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1,000,000 paid to each of our Named Executive Officers in a taxable year. Compensation above $1,000,000 may only be deducted if it is “performance-based compensation” within the meaning of the Code. Amounts payable under the STIP can be structured to be performance-based compensation meeting these requirements and, as such, has the opportunity to be fully deductible. However, the Company has not adopted a policy requiring all compensation to be deductible. For 2013, certain compensation to Mr. Lovette (including his bonus and RSUs) did not qualify as performance-based compensation and was not deductible.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The table below summarizes compensation paid to or earned by our Named Executive Officers for 2013, 2012 and 2011, comprised of our Chief Executive Officer and our Chief Financial Officer, who were serving at December 29, 2013.

					Non-Equity
					Incentive
				Stock	Plan	All Other
		Salary	Bonus	Awards(d)	Compensation	Compensation(b)	Total
Name and Principal Position (a)	Year	($)	($)	($)	($)	($)	($)
William W. Lovette	2013	1,000,000		1,783,762 (c)	2,361,506	3,050	5,148,318
Chief Executive Officer and President	2012	1,000,000	—	—	500,000	2,223	1,502,223
	2011	980,769	250,000	1,420,000	500,000	24,961	3,175,730
Fabio Sandri	2013	377,885		689,971 (c)	548,625	1,533	1,618,014
Chief Financial Officer	2012	375,000	—	363,375	150,000	615	888,990
	2011	221,136	75,000	—	—	20,090	316,226

(a)	William W. Lovette and Fabio Sandri joined the Company in January 2011 and June 2011, respectively.
(b)	For 2013, the “All Other Compensation” column includes the following items of compensation:
	i.	Section 79 income to the named individuals due to group term life insurance in the following amounts: William W. Lovette, $1,242; Fabio Sandri, $393.
	ii.	The Company reimburses employees for a portion of their long-term disability premium cost. William W. Lovette received $608 for a portion of his long-term disability premium cost.
	iii.	The Company provides a cell phone stipend to employees to cover business use on personal cell phones. The named individuals received stipends in the following amounts: William W. Lovette, $1,200; Fabio Sandri, $600.
	iv.	The Company provides matching 401(k) contributions. Fabio Sandri received $540 in matching contributions.
(c)	Mr. Lovette and Mr. Sandri were granted 206,933 and 77,612 RSUs, respectively, in 2013. The amounts in this column reflect the grant date fair value of the RSUs as determined in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”). The aggregate grant date fair value of the RSUs awarded to Mr. Lovette at date of grant was $1,783,762 based on the closing price of the Company's common stock on February 26, 2013. The aggregate grant date fair value of the RSUs awarded to Mr. Sandri at date of grant was $689,971 based on the closing price of the Company's common stock on February 4, 2013.
(d)	In February 2013, Mr. Lovette and Mr. Sandri received performance-based awards under the 2013 Program that would be settled for RSUs if the awards were earned. At the date of receipt, the outcome of achieving the performance conditions was deemed improbable for purposes of ASC 718. The performance conditions for these awards were not met; however, had the performance conditions been met, the maximum value of these awards would have been $1,101,572 and $413,093 for Mr. Lovette and Mr. Sandri, respectively. See “Compensation Discussion and Analysis - Compensation to William W. Lovette” and “Compensation Discussion and Analysis - Compensation to Fabio Sandri” for a discussion of the performance conditions.

2013 Grants of Plan-Based Awards Table

								All Other
								Stock	Grant Date
								Awards:	Fair Value
								Number of	of Stock and
								Shares of	Option
	Grant	Estimated Future Payouts Under			Estimated Future Payouts Under			Stock or	Awards(c)(d)
Name	Date	Non-Equity Incentive Plan Awards(a)			Equity Incentive Plan Awards (d)			Units(b)(d) (#)	($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
William W. Lovette	2/26/2013	500,000	1,000,000	10,000,000	—	—	—	206,933	1,783,762
	3/29/2013	—	—	—	60,460	120,919	181,379	—	—
Fabio Sandri	2/4/2013	93,750	375,000	750,000	—	—	—	77,612	689,971
	3/29/2013	—	—	—	22,673	45,345	68,018	—	—

(a)	The amounts reported in these columns reflect the threshold, target and maximum amounts available under the STIP. For Mr. Sandri, threshold, target and maximum amounts under the STIP were determined by the Compensation Committee in February 2013. The threshold and target for Mr. Lovette were established under the terms of the STIP. See “Compensation Discussion and Analysis - Compensation to William W. Lovette” and “Compensation Discussion and Analysis - Compensation to Fabio Sandri” for a discussion of the performance targets. Our Compensation Committee is responsible for determining whether the Company meets its performance targets for a performance period.
(b)	Mr. Lovette and Mr. Sandri received grants of 206,933 and 77,612 RSUs under the LTIP, which are scheduled to vest on December 31, 2014.
(c)	The amounts in this column reflect the respective grant date fair values of the RSUs granted to Mr. Lovette and Mr. Sandri as determined in accordance with ASC 718. The grant date fair value of the RSUs awarded to Mr. Lovette at date of grant was determined by reference to the closing price of the Company's common stock on February 26, 2013. The grant date fair value of the RSUs awarded to Mr. Sandri at date of grant was determined by reference to the closing price of the Company's common stock on February 4, 2013.
(d)	In February 2013, Mr. Lovette and Mr. Sandri received performance-based awards under the 2013 Program that would be settled for RSUs if the awards were earned. At the date of receipt, the outcome of achieving the performance conditions was deemed improbable for purposes of ASC 718. The performance conditions for these awards were not met and no RSUs were earned. See “Compensation Discussion and Analysis - Compensation to William W. Lovette” and “Compensation Discussion and Analysis - Compensation to Fabio Sandri” for a discussion of the performance conditions.

2013 Outstanding Equity Awards at Fiscal Year-End

Stock Awards
			Equity Incentive	Equity Incentive
			Plan Awards:	Plan Awards:
			Number of	Market or Payout
	Number of Shares	Market Value of	Unearned Shares,	Value of Unearned
	or Units of Stock	Shares or Units of	Units or Other	Shares, Units or
	That Have Not	Stock That Have	Rights That Have	Other Rights That
	Vested	Not Vested	Not Vested	Have Not Vested
Name	(#)	($)	(#)	($)
William W. Lovette	100,000(a)	1,647,000	206,933(b)	3,408,187
Fabio Sandri	—	—	150,287(c)	2,475,227

(a)	As an inducement to Mr. Lovette's employment with the Company and Mr. Lovette's execution of the Lovette Employment Agreement, as described below, the Company awarded Mr. Lovette 200,000 restricted shares of Pilgrim's Pride common stock. The restrictions on 100,000 shares of this stock lapsed on each of January 3, 2013 and January 3, 2014.
(b)	Mr. Lovette received a grant of 206,933 shares subject to restricted stock units under the LTIP in February 2013. The restricted stock units are scheduled to vest on December 31, 2014.
(c)	Mr. Sandri received a grant of 72,675 shares of restricted stock under the LTIP on August 27, 2012 and 77,612 shares subject to restricted stock units under the LTIP in February 2013. The restricted shares are scheduled to vest on April 27, 2014. The restricted stock units are scheduled to vest on December 31, 2014.

2013 Option Exercises and Vested Stock Table

	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)
William W. Lovette	100,000 (a)	806,000 (b)

(a)	As an inducement to Mr. Lovette's employment with the Company and Mr. Lovette's execution of the Lovette Employment Agreement, in 2011 the Company awarded Mr. Lovette 200,000 restricted shares of Pilgrim's Pride common stock. The restrictions on 100,000 shares lapsed on January 3, 2013.
(b)	The realized value on vesting of the restricted shares of Pilgrim's Pride common stock awarded to Mr. Lovette was determined by reference to the closing price of the Company's common stock on January 3, 2013.

Lovette Employment Agreement

     In December 2010, the Board approved the appointment of Mr. Lovette, as our Chief Executive Officer and President, effective January 3, 2011. On January 14, 2011, we entered into Lovette Employment Agreement. Mr. Lovette brings more than 30 years of industry leadership experience to the Company. In light of Mr. Lovette's significant industry-specific experience, the Compensation Committee decided that it was necessary to offer an employment agreement to Mr. Lovette in order to create an incentive for him to join the Company. The Lovette Employment Agreement expired in accordance with its terms on January 14, 2014.

Base Salary and Incentive Compensation

     Under the Lovette Employment Agreement, Mr. Lovette received an annual base salary of not less than $1,000,000. Mr. Lovette's individual performance targets and bonus opportunity for 2013 under the STIP were as follows:

2013 PBT Margin	Bonus Amount
3% (Threshold)	$500,000
4% (Target)	$1,000,000
Greater than 4% up to 6%	$1,000,000 plus
0.5% (i.e., .005) of the excess PBT above 4%
Greater than 6%	$1,000,000 plus
0.5% (i.e., .005) of the excess PBT above 4% up to 6% plus
0.75% (i.e., .0075) of the excess PBT above 6%

     The maximum bonus payable to Mr. Lovette with respect to 2013 performance was $10,000,000. In 2014, Mr. Lovette received a bonus of $2,361,506 with respect to 2013 performance.

Perquisites and Other Personal Benefits

     Under the Lovette Employment Agreement, Mr. Lovette is entitled to participate in the Company's savings and retirement plans, practices and programs generally available to other executive personnel of the Company. Mr. Lovette is also eligible to participate in all group benefits plans and programs the Company has established or may establish for its executive employees, including the Company's executive relocation policy and repayment agreement, which provides moving and other relocation related expenses, including assistance selling a home and temporary housing. Any amounts under the executive relocation policy and repayment agreement must be repaid if employment is terminated within one year from the hire date.

Restricted Stock Grant

     As an inducement to Mr. Lovette's employment with the Company and Mr. Lovette's execution of the Lovette Employment Agreement, in 2011 the Company awarded Mr. Lovette 200,000 restricted shares of Pilgrim's Pride common stock. Restrictions on 100,000 shares of this stock lapsed on each of January 3, 2013 and January 3, 2014.

Severance Payments

     Prior to the expiration of the Lovette Employment Agreement, if the Company terminated Mr. Lovette other than for “cause” during the term of his agreement, the Company would have continued to pay him his base salary for two years following such termination, subject to certain requirements, including the delivery of a customary release. Under the Lovette Employment Agreement, no other severance or termination payments or benefits would have been payable to Mr. Lovette as a result of his termination or resignation of employment, including other severance or termination payments or benefits under the Severance Plan, as described below. Following the expiration of the Lovette Employment Agreement, Mr. Lovette is entitled to participate in the Severance Plan, as described below.

Sandri Employment Terms

     Fabio Sandri was appointed as the Company's Chief Financial Officer effective June 6, 2011. His appointment was approved by the Board of Directors on June 1, 2011. Mr. Sandri is provided an annual base salary of $400,000 and is eligible to participate in the STIP with a bonus target equal to 100% of his annual base salary. For additional information regarding Mr. Sandri's bonus award, see “Compensation Discussion and Analysis - Components of Compensation - Annual Cash Incentive Compensation.” Mr. Sandri is also eligible to participate in the Company's other benefit plans that are generally available to the Company's senior officers.

Short-Term Incentive Plan

     The Company maintains the STIP, an annual incentive program providing for the grant of bonus awards payable upon achievement of specified performance goals. The STIP permits the grant of awards that are intended to qualify as deductible under section 162(m) of the Code. Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee, in its sole discretion, will be eligible to participate in the STIP. The awards under the STIP may be paid, at the option of the Compensation Committee, in cash, or in the Company's common stock, or in any combination of cash and common stock. The Compensation Committee currently administers the STIP and establishes performance periods under the STIP, which may be of varying and overlapping durations. For each performance period, the Compensation Committee may establish one or more objectively determinable performance goals, based upon one or more of a variety of performance criteria specified in the STIP. In addition, for bonus awards not intended to qualify as qualified performance-based compensation, the Compensation Committee may establish performance goals based on other performance criteria as it deems appropriate in its sole discretion. For 2013, both Mr. Lovette and Mr. Sandri participated in the STIP.

     For each award under the STIP, the Committee, in its discretion, may make objectively determinable adjustments to one or more of the performance goals. Such adjustments may include or exclude one or more of the following: items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items; items related to a change in GAAP; items related to financing activities; expenses for restructuring or productivity initiatives; other nonoperating items; items related to acquisitions, including transaction-related charges and amortization; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under GAAP; taxes; stock-based compensation; noncash items; and any other items of significant income or expense which are determined to be appropriate adjustments.

     Under the terms of the STIP, the maximum aggregate amount of all awards intended to constitute qualified performance-based compensation granted to a participant with regard to any fiscal year will not exceed $10,000,000.

Long Term Incentive Plan, 2012 Long Term Incentive Program and 2013 Long Term Incentive Program

     The Company maintains the LTIP. The LTIP is administered by the Compensation Committee. The LTIP provides for the grant of a broad range of long-term equity-based and cash-based awards to the Company's officers and other employees, members of the Board and any consultants. The equity-based awards that may be granted under the LTIP include “incentive stock options,” within the meaning of the Code, nonqualified stock options, stock appreciation rights, restricted stock awards, RSUs and other stock based awards. As of December 29, 2013, the maximum number of shares reserved for issuance under the LTIP was 6,585,393 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 5,000,000 shares. The maximum amount that may be paid in cash during any fiscal year with respect to any award (including any performance bonus award) is $10,000,000. Except as may otherwise be provided in any applicable award agreement or other written agreement entered into between the Company and a participant in the LTIP, if a “change in control” occurs and the participant's awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the change in control the awards will become fully exercisable and all forfeiture restrictions on the awards will lapse.

     Under the LTIP, a “change in control” generally includes (i) a direct or indirect sale or other disposition of the Company and its subsidiaries taken as a whole as an entirety or substantially as an entirety in one transaction or series of transactions, (ii) the consummation of any transaction (including a merger) to which the Company is a party the result of which is that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than 50.1% of the total voting power generally entitled to vote in the election of directors of the person surviving such transaction, (iii) any “person” or “group” becomes the ultimate “beneficial owner” (each as defined in Rule 13d-3 of the Exchange Act) of more than 50% of the total voting power generally entitled to vote in the election of directors of the Company on a fully diluted basis, (iv) subject to specified exceptions and qualifications, during any two consecutive years, individuals who at the beginning of such period constituted the members of the Board cease for any reason to constitute a majority of the members of the Board then in office, or (v) the adoption of a plan for the liquidation or dissolution of the Company.

     On September 6, 2012, the Board approved the 2012 Program, which is a component of the LTIP. The purpose of the 2012 Program is to provide additional incentives to participants to grow the Company's business and improve the Company's profitability. Under the 2012 Program, participants receive target awards equal to a specified percentage of their base salary. The actual award value was then determined at the end of 2012 based upon the Company's profitability relative to a specified peer group of companies for 2012. The earned value was awarded in February 2013 to participants as a grant of RSUs. The number of RSUs granted was determined by dividing the earned award value by the average price of the Company's common stock over the trading days in the 60-day period ending on July 1, 2012, which was $7.61. RSUs granted to each participant will generally vest on December 31, 2014; provided, a participant shall immediately forfeit any outstanding RSUs if the participant's employment with the Company ends before the vesting date for any reason other than (i) a termination without cause (as defined in the 2012 Program) or (ii) the participant's death. If a participant's employment is terminated by the Company without cause or the participant dies while employed with the Company, the then outstanding RSUs granted to the participant will remain outstanding and will be paid to the participant (or, in the event of death, to the participant's estate) on January 15, 2015. Each vested RSU will entitle the participant to receive one share of Pilgrim's Pride common stock on January 15, 2015, although, in certain circumstances, vested RSUs may be settled in cash. If a “change in control” or privatization of the Company occurs, then RSUs that are not converted, assumed or replaced by a successor entity shall, if the date of the change in control or privatization occurs on or after the date such RSUs are granted, be converted to a cash amount on the date of the change in control or privatization and the Company shall pay such resulting cash amount to the participant in cash on January 15, 2015, subject to the vesting and forfeiture provisions set forth in the 2012 Program and the applicable award agreement. In the event of a change in control, the RSUs shall be converted to a cash amount based upon the highest price paid for a share of the Company's common stock in the change in control. In the event of a privatization, the RSUs will be converted to a cash amount on the date of privatization equal to the closing price (or average closing price) on the applicable stock exchange on which the Company's common stock is traded on a date (or dates) prior to the privatization, as specified by the Compensation Committee. Generally, a privatization means the acquisition by JBS S.A., alone or in combination with one of its affiliates, of 100% of the common stock of the Company.

     On February 14, 2013, the Compensation Committee approved the 2013 Program, which is a component of the LTIP. Similar to that of the 2012 Program, the purpose of the 2013 Program is to provide additional incentives to participants to grow PPC’s business and improve PPC’s profitability relative to its peers as measured by the BoA Survey. Under the 2013 Program, participants received target awards equal to a specified percentage of their base salary, with such awards being converted to RSUs upon the Company’s achievement of the performance goals under the 2013 Program. The performance criteria used in determining the percentage, if any, of the award target to be converted into RSUs was based on a combination of factors that were measured only in respect of the Company’s performance during 2013. In order for any RSUs to be granted under the 2013 Program, two threshold performance goals based on Company metrics were required to be achieved. First, a minimum two percent (2%) PBT Margin for 2013 was required to be met. Second, at the end of 2013, the Company’s average monthly EBIT during 2013, as reported in the BoA Survey, was required to equal or exceed the average monthly EBIT of the fifth (5th) place company in the BoA Survey during 2013. Assuming achievement of these threshold goals under the 2013 Program, the Company would issue RSUs in accordance with the following table (using the BoA Survey):

Payout (as a percentage of award target)	50%	75%	100%	125%	150%
EBIT delta to average company	+1.53	+1.63	+1.73	+1.83	+1.93

     The Company did not achieve one of the threshold goals relating to equaling or exceeding the average monthly EBIT of the fifth (5th) place company in the BoA Survey during 2013 that was required for the distribution of RSU awards under the 2013 Program. If that threshold goal was achieved, the Company’s EBIT delta when compared with the average company in the BoA Survey, as measured by reference to the table above, would have resulted in an award payout of approximately 150% of each participant’s target award. After considering this as well as the Company’s overall strong financial performance in 2013, the Compensation Committee approved discretionary awards based on parameters identical to those in the 2013 Program at 100% of the target award level. The discretionary awards were distributed in February 2014 to participants as a grant of RSUs. The number of RSUs granted was determined by dividing the earned award value by the average stock price for a share of PPC common stock over the 60-day period ending on February 14, 2013. RSUs granted to each participant will generally vest on December 31, 2016, subject to a participant’s continued employment with PPC through that date and other terms and conditions. Each vested RSU will entitle the participant to receive one share of PPC common stock on March 15, 2017, although, in certain circumstances, vested RSUs may be settled in cash. Both Named Executive Officers participated in the 2013 Program and received the discretionary awards.

401(k) Salary Deferral Plan

     Our executive officers receive no special employee benefits. During 2013, our executive officers were eligible to participate on the same basis as other employees in the Company's 401(k) Plan. Contributions to the 401(k) Plan are made up of a 30% matching contribution on the first 6% of pay to the extent such contributions are not in excess of the Code limits on contributions to 401(k) plans. Under the 401(k) Plan, the Company may make additional matching contributions or other profit sharing contributions at its discretion. There were no discretionary contributions in 2013. All full-time employees in the U.S. are eligible to participate in the 401(k) Plan. We do not have any other pension plan for our executive officers. In 2013, Mr. Sandri was the only Named Executive Officer who participated in the Company's 401(k) Plan.

2013 Potential Payments Upon Termination or Change-in-Control

     The information below describes certain compensation that would be paid to William W. Lovette, our Chief Executive Officer, and Fabio Sandri, our Chief Financial Officer, in the event of a termination of their respective employment with the Company or under certain circumstances in the event of a change in control of the Company. Neither Named Executive Officer would receive any payments or benefits upon termination for cause. The Company also has no arrangements under which the Named Executive Officers would receive any payments or benefits upon a change in control of the Company other than immediate vesting under certain circumstances of restricted stock and RSUs granted to Mr. Lovette and Mr. Sandri under the LTIP. The amounts shown in the table below assume that such a termination of employment occurred on December 29, 2013.

		Termination Other
	Termination due to	than for Cause,
	Death or	Death or	Change-in-
	Disability(c)(d)	Disability	Control(e)
Executive Officer / Element of Compensation	($)	($)	($)
William W. Lovette
Severance payment(a)	—	2,000,000	—
Self-insured payments	346,154	—	—
Immediate vesting of RSUs(f)	—	—	3,408,187
Total for Mr. Lovette	346,154	2,000,000	3,408,187

Fabio Sandri
Severance payment (b)	—	146,154	—
Self-insured payments	138,462	—	—
Immediate vesting of restricted stock (e)	—	—	1,196,957
Immediate vesting of RSUs(f)			1,278,270
Total for Mr. Sandri	138,462	146,154	2,475,227

(a)	Under the Lovette Employment Agreement, the Company can terminate the agreement at any time. If the Company terminates Mr. Lovette other than for “cause”, as described above, during the term of his agreement, the Company will continue to pay him his base salary for two years following such termination, subject to certain requirements, including the delivery of a customary release. Under the Lovette Employment Agreement, no other severance or termination payments or benefits will be payable to Mr. Lovette as a result of his termination or resignation of employment, including severance or termination payments or benefits under the Severance Plan, as described above. The Lovette Employment Agreement expired in accordance with its terms on January 14, 2014. Following the expiration of the Lovette Employment Agreement, Mr. Lovette is entitled to participate in the Severance Plan, as described below.
(b)	Calculated pursuant to the Severance Plan, as described below.
(c)	For termination due to death, Mr. Lovette and Mr. Sandri would also receive $500,000 and $400,000, respectively, from third party insurers.
(d)	Mr. Lovette would also receive approximately $15,000 per month in long-term disability payments from third party insurers.
(e)	Mr. Sandri received a grant of 72,675 shares of restricted stock under the LTIP. The shares of the restricted stock will vest immediately if a "change-in-control" occurs and the restricted stock is not converted, assumed or replaced by the successor entity. These amounts are calculated assuming that the market price per share of the Company's common stock on the date of the event was equal to the closing price of the Company's common stock on the last trading day of the fiscal year ended December 29, 2013 ($16.47).
(f)	Mr. Lovette and Mr. Sandri received grants of 206,933 and 77,612 RSUs, respectively, under the LTIP. The shares subject to the RSUs will vest immediately if a "change-in-control" occurs and the restricted stock is not converted, assumed or replaced by the successor entity. These amounts are calculated assuming that the market price per share of the Company's common stock on the date of the event was equal to the closing price of the Company's common stock on the last trading day of the fiscal year ended December 29, 2013 ($16.47).

Severance Plan

     During 2013, we maintained the Severance Plan, pursuant to which we provided severance payments to eligible employees, including certain Named Executive Officers, if their employment was terminated “without cause.” For the purposes of the Severance Plan, termination “for cause” means termination of employment because of (i) negligence or misconduct by the individual in the performance of his/her duties for the Company, (ii) non-performance by the individual of his/her duties for the Company, (iii) the individual's conviction for or admission of a felony offense, or the individual's indictment for a criminal offense involving or relating to the business of the Company, (iv) excessive tardiness or absenteeism pursuant to Company policies, (v) act of fraud, dishonesty, or embezzlement by the individual with respect to the Company, or (vi) misconduct by the individual, which, in the judgment of the Company, brings the reputation of the Company into disrepute or causes the individual to be unable to perform his/her duties.

     The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a Named Executive Officer was entitled to receive as severance pay an amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled up to two additional weeks of severance in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company sponsored training and job fairs. Mr. Sandri is an eligible participant under the Severance Plan. During the term of the Lovette Employment Agreement, Mr. Lovette was not entitled to any severance or termination payments or benefits under the Severance Plan. Following the expiration of the Lovette Employment Agreement, Mr. Lovette is also entitled to participate in the Severance Plan.

Compensation Risks

     The Company has reviewed and assessed our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The Company's management reviews compensation policies for the presence of certain elements that could encourage employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management's assessment of the Company's compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.

     The Company believes that its compensation programs for employees and executive officers are appropriately tailored to encourage employees to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, in 2013, the Company's compensation programs were designed to provide the following:

  elements that reward short-term and long-term performance;

  for our executive officers, incentive compensation that rewards performance based on Company performance; and

  compensation with fixed and variable components.

     As a result, the Company believes that executive officers and key employees receive a balance between competitive remuneration to encourage retention and compensation designed to provide opportunities to earn more by successfully executing our business strategy. The Company believes the design of these programs encourages our executive officers and key employees to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics.

     The Company also believes that its compensation program does not encourage excessive risk taking because the above compensation elements coupled with equity ownership in the Company provide a proper mix between long and short-term incentives. A significant portion of the Named Executive Officers' total compensation is performance-based and tied to the profitability of the Company. Specifically, in 2013, each of Mr. Lovette and Mr. Sandri were eligible to receive an annual cash bonus payable based on the Company's PBT Margin. Additionally, Mr. Lovette and Mr. Sandri each has been granted equity awards and currently own a level of equity that the Company believes provides sufficient long-term incentives. The Company believes that the Named Executive Officers' beneficial ownership of Pilgrim's Pride common stock, which encourages long-term focus on sustainable performance, aligns their interests with those of our stockholders.

     Overall, the Company concluded that there were no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

     During 2013, the members of the Compensation Committee were Wesley Mendonça Batista, Michael L. Cooper and Wallim Cruz de Vasconcellos Junior. No member of the Committee was, during 2013, an officer, former officer or employee of the Company or any of our subsidiaries. We did not have any compensation committee interlocks in 2013.

2013 DIRECTOR COMPENSATION TABLE

     The following table sets forth certain information with respect to our director compensation for the fiscal year ended December 29, 2013. Gilberto Tomazoni, Joesley Mendonça Batista, Wesley Mendonça Batista and William W. Lovette did not receive any compensation solely for service as Directors.

	Fees Earned or	All Other
Director	Paid in Cash	Compensation(a)	Total
David E. Bell	$147,500	$—	$147,500
Michael L. Cooper	181,500	—	181,500
Charles Macaluso	163,500	—	163,500
Marcus Vinicius Pratini de Moraes	147,500	15,804	163,304
Wallim Cruz Vasconcellos Junior	176,500	18,750	195,250

(a)	Reflects U.S. federal taxes paid by the Company on behalf of Dr. Pratini and Mr. Vasconcellos.

     Under the Company's current compensation program for Directors (the “Program”), directors who are employed by the Company or any of its subsidiaries will not receive any additional compensation for their services as directors. The Program provides that each non-employee Director will receive an annual retainer of $140,000, paid quarterly in arrears, composed of $70,000 in cash with the remainder consisting of either cash or a combination of cash and equity awards to be determined by the Board. During 2013, the entire retainer was paid in cash. In addition, non-employee directors each receive $1,500 per Board meeting they attend in person, plus expenses. The Chairmen of the Audit Committee and Compensation Committee each receive $15,000 supplemental annual compensation, and other members of those committees each receive an additional $10,000 per year. The Chairmen of other Board committees each receive $10,000 supplemental annual compensation, with other members of such committees each receiving an additional $5,000 per year. Committee Chairmen and other committee members each also receive $1,500 and $1,000, respectively, per committee meeting they attend in person, plus expenses.

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

     During 2013, in accordance with its Charter, our Audit Committee was responsible for reviewing and approving the terms and conditions of all proposed transactions between us and any of our officers or Directors, or relatives or affiliates of any such officers or Directors. Furthermore, our restated certificate of incorporation provides that all transactions required to be disclosed under Item 404 of Regulation S-K under the Exchange Act (“related party transactions”) must first be reviewed, evaluated and approved by the Audit Committee or other committee comprised solely of independent directors, such approval to be evidenced by a resolution stating that such committee has, in good faith, unanimously determined that such transaction complies with the provisions our certificate of incorporation governing related party transactions. Any Audit Committee or other independent body member who was or is not independent with respect to a related party transaction under review has been required by our Audit Committee Charter to disclose his or her lack of independence to the remaining committee members and abstain from the review and approval of that transaction.

Certain Transactions

     During 2013, we have been a party to certain transactions with our current Directors and executive officers. These transactions, along with all other related party transactions, received the approval of the current Audit Committee or, in the case of transactions entered into prior to our emergence from bankruptcy, the Audit Committee in existence at that time. Company management analyzed the terms of all contracts entered into with related parties and believed that they were substantially similar to, and contained terms not less favorable to us than, those obtainable from unaffiliated parties.

     On January 19, 2010, we entered into an agreement with JBS USA in order to allocate costs associated with JBS USA's procurement of SAP licenses and maintenance services for its combined companies. Under this agreement, the fees associated with procuring SAP licenses and maintenance services are allocated between the Company and JBS USA in proportion to the percentage of licenses used by each company. The agreement expires on the date of expiration, or earlier termination, of each underlying SAP license agreement.

     On May 5, 2010, we also entered into an agreement with JBS USA in order to allocate the costs of supporting the business operations by one consolidated corporate team, which have historically been supported by their respective corporate teams. Expenditures paid by JBS USA on behalf of the Company will be reimbursed by the Company, and expenditures paid by the Company on behalf of JBS USA will be reimbursed by JBS USA. This agreement expires on May 5, 2015. During 2013, JBS USA incurred approximately $55,730,240 in expenditures paid on our behalf, including the procurement and maintenance of SAP licenses. During 2013, we incurred approximately $1,733,070 in expenditures paid on behalf of JBS USA.

     We routinely enter transactions to purchase products from JBS USA and to sell our products to them. During 2013, our purchases from JBS USA totaled $80,808,507 and our sales to JBS USA totaled $61,942,076.

     On June 23, 2011, the Company entered into a Subordinated Loan Agreement with JBS USA (the “Subordinated Loan Agreement”). Pursuant to the terms of the Subordinated Loan Agreement, we agreed to reimburse JBS USA up to $56,500,000 for draws upon any letters of credit issued for JBS USA's account that support certain obligations of our company or its subsidiaries. JBS USA agreed to arrange for letters of credit to be issued on its account in the amount of $56,500,000 to an insurance company serving the Company in order to allow that insurance company to return cash it held as collateral against potential workers compensation, auto and general liability claims. In return for providing this letter of credit, the Company has agreed to reimburse JBS USA for the letter of credit cost the Company would otherwise incur under its revolving credit agreement. The total amount paid by the Company for 2013 costs, to reimburse JBS USA, was $2,185,905. There remains no other commitment to make advances by JBS USA under the Subordinated Loan Agreement.

     William D. Lovette is the son of the Company’s Chief Executive Officer and President and is employed as the Company’s Head of Operations - Prepared Foods. During fiscal year 2013, his annual cash compensation was $232,975. He was also awarded a target award of 7,860 RSUs under the 2013 Program. William D. Lovette’s employment with the Company was approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

Changes in Certifying Accountants

     Effective March 14, 2012, the Company engaged KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2012 and any interim periods. The decision to change auditors was approved by the Audit Committee and the result of a request for proposal process that involved multiple firms, including Ernst & Young LLP ("E&Y"), and was conducted as part of the Company's ongoing efforts to enhance its corporate governance practices.

     KPMG informed the Company that it completed the prospective client evaluation process on March 14, 2012. On March 8, 2012, the Audit Committee informed E&Y that it would be dismissed as the Company's independent registered public accounting firm.

     The reports of E&Y on the Company's consolidated financial statements for the fiscal years ended December 25, 2011 and December 26, 2010 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended December 25, 2011 and December 26, 2010 and through March 14, 2012, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in its report on the consolidated financial statements for such years.

     During the fiscal years ended December 25, 2011 and December 26, 2010 and through March 14, 2012, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

     In accordance with Item 304(a)(3) of Regulation S-K, the Company furnished a copy of the above disclosures to E&Y and requested that E&Y provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter is filed as Exhibit 16.1 to the Company’s Form 8-K filed with the SEC on March 14, 2012.

     During the fiscal years ended December 25, 2011 and December 26, 2010 and through March 14, 2012, neither the Company nor anyone on its behalf has consulted with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither written nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Items 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

     We provided KPMG with a copy of the Company's Form 8-K filed with the SEC on March 14, 2012 and requested KPMG to provide a letter addressed to the SEC containing any new information, clarification of the expression of our views, or the respects in which it does not agree with the statements made by us. KPMG advised us that it had reviewed the disclosures in this report and had no basis upon which to submit such a letter to the SEC.

Audit Fees

     Fees for audit services totaled $1,188,777 in 2013 and $1,137,691 in 2012. Fees were incurred for the annual audit, the audit of internal controls over financial reporting (i.e., the Sarbanes-Oxley 404 Audit), the reviews of our quarterly reports on Form 10-Q, statutory audits required in Mexico and assistance with registration statements and accounting consultations.

Audit-Related Fees

     We incurred no fees for audit-related services during 2013 or 2012. Audit-related services principally include transaction assistance, Sarbanes-Oxley 404 assistance and employee benefit plan audits.

Tax Fees

     Fees for tax services totaled $85,500 in 2013 and $17,000 in 2012. Tax-related services principally included assistance with a tax return for two of our captive insurance subsidiaries and tax advice related to our Mexico subsidiaries in 2013 and assistance with a tax return for two of our captive insurance subsidiaries in 2012.

All Other Fees

     We incurred no fees for other services not included above during 2013 or 2012.

     The Audit Committee pre-approved all audit and non-audit fees of the independent registered public accounting firm during 2013 and 2012.

Pre-Approval Policies and Procedures

     In accordance with its Charter, our Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by our independent registered public accounting firm. Under these procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the independent registered public accounting firm to provide services must be submitted to our Chief Financial Officer, or his designee, and the Audit Committee and must include a detailed description of the services to be rendered. The Chief Financial Officer, or his designee, and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee's pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.

     Requests or applications for the independent registered public accounting firm to provide services that require additions or revisions to the 2013 pre-approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the Chief Financial Officer or his designee. Each request or application must include:

  a recommendation by the Chief Financial Officer (or designee) as to whether the Audit Committee should approve the request or application; and

  a joint statement of the Chief Financial Officer (or designee) and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the SEC's regulations and the requirements for auditor independence of the Public Company Accounting Oversight Board.

     The Audit Committee also will not permit the engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent registered public accounting firms.

     The Audit Committee delegated authority to the Chairman of the Audit Committee to:

  pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by this policy up to $25,000;

  increase any authorized fee limit for pre-approved services (but not by more than 30% of the initial amount that was pre-approved) before we or our subsidiaries engage the independent registered public accounting firm to perform services for any amount in excess of the fee limit; and

  investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.

     The Chairman of the Audit Committee is required to report any pre-approval or fee increase decisions to the Audit Committee at the next committee meeting.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and the independent registered public accounting firm, risk assessment and risk management. The Audit Committee manages the Company's relationship with its independent registered public accounting firm (who reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

     The Company's management has primary responsibility for preparing our financial statements and for our financial reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States.

     In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

4.	Based on the review and discussions set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's annual report on Form 10- K for the year ended December 29, 2013 that was filed with the SEC and that accompanies this proxy statement.

     The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Audit Committee
Michael L. Cooper, Chairman
Charles Macaluso
Wallim Cruz De Vasconcellos Junior

PROPOSAL 6. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

     Our Board of Directors recommends the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection.

     Representatives of KPMG LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.

     Our Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014. Proxies will be so voted unless stockholders specify otherwise.

Financial Statements Available

     Our annual report on Form 10-K for the fiscal year ended December 29, 2013 is being mailed concurrently with this proxy statement. The annual report does not form any part of the material for the solicitation of proxies. Upon written request of a stockholder, the Company will furnish, without charge, a copy of our annual report. If you would like a copy of the annual report, please contact Pilgrim's Pride Corporation, at: 1770 Promontory Circle, Greeley, Colorado 80634 Attn: Investor Relations. In addition, financial reports and recent filings with the SEC are available on the Internet at www.sec.gov. Company information is also available on the Internet at http://www.pilgrims.com. Information contained on the website is not part of this proxy statement.

SECURITY OWNERSHIP

     The following table sets forth, as of March 14, 2014, certain information with respect to the beneficial ownership of our common stock by (i) each person known by us to own more than 5% of the outstanding shares of our common stock (the only class of voting securities outstanding); (ii) each of our Directors, including employee Directors; (iii) our Named Executive Officers; and (iv) all of our current Directors and executive officers as a group. Shares are beneficially owned when the person holding the shares has voting or investment power over the shares or the right to acquire voting or investment power within 60 days. Voting power is the power to vote the shares. Investment power is the power to direct the sale or other disposition of the shares.

	Amount and Nature of
	Beneficial Ownership of	Percent of Outstanding
Name and Beneficial Owner	Common Stock	Common Stock	Percent of Voting Power
JBS USA Holdings, Inc.(a)	195,445,936	75.45%	75.45%
1770 Promontory Circle, Greeley, Colorado 80634
Wesley Mendonça Batista(a)	195,445,936	75.45%	75.45%
1770 Promontory Circle, Greeley, Colorado 80634
Joesley Mendonça Batista(a)	195,445,936	75.45%	75.45%
1770 Promontory Circle, Greeley, Colorado 80634
William W. Lovette	211,000	*	*
Fabio Sandri	75,075	*	*
Michael L. Cooper	4,885	*	*
David E. Bell	2,000	*	*
Gilberto Tomazoni	—	*	*
Charles Macaluso	—	*	*
Marcus Vinicius Pratini de Moraes	—	*	*
Wallim Cruz De Vasconcellos Junior	—	*	*
All executive officers and Directors as a group(10)(a)	195,738,896	75.57%	75.57%

*	Less than 1%.
(a)

JBS USA Holdings, Inc. is a subsidiary of JBS Hungary Holdings Kft., a wholly owned, indirect subsidiary of JBS S.A. JBS S.A. is ultimately controlled by the Batista family, which is comprised of José Batista Sobrinho, the founder of JBS S.A., Flora Mendonça Batista, and their six children, José Batista Júnior, Valéria Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista and Vivianne Mendonça Batista. The Batista family indirectly owns 100.0% of the issued and outstanding shares of J&F Participações S.A., a Brazilian corporation which owns 44.0% of the outstanding capital of JBS S.A., and, except for Mr. José Batista Sobrinho and Mrs. Flora Mendonça Batista, directly owns 100% of the equity interests in ZMF Fundo de Investimento em Participações, a Brazilian investment fund which owns 6.1% of the outstanding capital of JBS S.A. Wesley Mendonça Batista and Joesley Mendonça Batista are members of our Board of Directors. Through J&F Participações S.A. and FB Participações S.A, Wesley Mendonça Batista and Joesley Mendonça Batista are members of the Batista family and each beneficially own all shares of our common stock through their controlling interest in JBS S.A. As a result of the ownership structure and other relationships described above, each of JBS USA Holdings, Inc., Wesley Mendonça Batista and Joesley Mendonça Batista is the beneficial owner, with shared voting and dispositive power, of 176,066,229 shares of our common stock.

Equity Compensation Plan Information

     The following table provides certain information about our common stock that may be issued under our equity plans as of December 29, 2013.

Number of Securities
	to Be Issued Upon	Weighted-Average	Number of Securities Remaining
	Exercise of	Exercise Price of	Available for Future Issuance
	Outstanding	Outstanding	Under Equity Compensation
	Options, Warrants	Option, Warrants	Plans (Excluding Securities
Plan Category	and Rights	and Rights	Reflected in the First Column)
Equity compensation plans approved by securities holders	—	—	6,585,393 (a)
Equity compensation plans not approved by securities holders	—	—	—
Total	—	—	6,585,393 (a)

(a)

Represents shares of our common stock that may be issued under the LTIP. As of December 29, 2013, the Company has granted an aggregate of 102,675 shares of restricted stock and 815,494 RSUs under the LTIP. As of December 29, 2013, no other awards have been issued under the LTIP. For additional information concerning terms of the LTIP, see “Compensation Discussion and Analysis - Components of Compensation - Long Term Incentive Plan” and "Executive Compensation - Long Term Incentive Plan."

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and the stock exchange in which our common stock is listed. Officers, Directors and persons who own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms, we believe that all other filing requirements applicable to our officers, Directors and persons who own more than ten percent of our common stock were complied with for 2013, except that Mr. Tomazoni did not timely file his Form 3.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report to stockholders may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder who requests by writing to our Investor Relations Department at the following address: 1770 Promontory Circle, Greeley, Colorado 80634 or by telephoning (970) 506-8192. Any stockholder who currently is receiving multiple copies and would like to receive only one copy for his or her household should contact his or her bank, broker or other nominee record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2014

     This proxy statement and the Company's 2013 Annual Report are also available electronically on our hosted website. You may view these directly at: www.envisionreports.com/PPC .

     To access and review the materials made available electronically:

1.	Go to www.envisionreports.com/PPC.

2.	Enter the 12-digit control number located on the proxy card.

3.	Click “View Stockholder Material.”

We encourage you to review all of the important information contained in the proxy materials before voting.

OTHER BUSINESS

     The Board of Directors is not aware of, and it is not anticipated that there will be presented at the Annual Meeting, any business other than the proposals regarding the election of the Directors, a stockholder advisory vote on executive compensation, the proposal regarding the approval of the terms of the performance goals for the STIP, the proposal regarding the approval of the terms of the performance goals for the LTIP and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm described above. If other matters properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

By order of the Board of Directors,

/s/ William W. Lovette
WILLIAM W. LOVETTE
Greeley, Colorado	President and
March 31, 2014	Chief Executive Officer

Pilgrim's

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2014.

Vote by Internet

- Go to www.envisionreports.com/PPC
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposals 1 and 2 and FOR Proposals 3, 4, 5 and 6.

1. Election of JBS Directors: 01 - Gilberto Tomazoni; 02 - Joesley Mendonça Batista; 03 - Wesley Mendonça Batista; 04 - William W. Lovette; 05 - Marcus Vinicius Pratini de Moraes; 06 - Wallim Cruz De Vasconcellos Junior

☐ Mark here to vote **FOR** all nominees

☐ Mark here to **WITHHOLD** vote from all nominees

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01 ☐ 02 ☐ 03 ☐ 04 ☐ 05 ☐ 06 ☐

2. Election of Equity Directors: 01 - David E. Bell; 02 - Michael L. Cooper; 03 - Charles Macaluso

☐ Mark here to vote **FOR** all nominees

☐ Mark here to **WITHHOLD** vote from all nominees

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01 ☐ 02 ☐ 03 ☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.